UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a -12

ALLISON TRANSMISSION HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter from the Chief Executive Officer and Chairman

Dear Fellow Stockholder:

It is my pleasure, along with our Board of Directors, to invite you to the 2015 annual meeting of stockholders of Allison Transmission Holdings, Inc. This year’s meeting will be held on Thursday, May 14, 2015 at 8:30 a.m. EDT, at the Omni Severin Hotel located at 40 West Jackson Place, Indianapolis, Indiana 46225.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending our stockholders a notice regarding the availability of this proxy statement, our 2014 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet, or by signing, dating and returning your proxy card or voting instruction form.

2014 was a successful year for Allison Transmission, as we exceeded the financial goals announced to our stockholders, continued to invest in research and development initiatives to generate long-term value for our stockholders and returned $341 million to stockholders through dividends and stock repurchases. I appreciate your continued interest and support of our company and look forward to seeing you at the annual meeting.

Sincerely,

Lawrence E. Dewey

Chairman, President and Chief Executive Officer

Notice of 2015 Annual Meeting of Stockholders

Thursday, May 14, 2015

8:30 a.m. EDT

Omni Severin Hotel, 40 West Jackson Place, Indianapolis, IN 46225

Record Date

Monday, March 16, 2015

Items of Business

•	To elect three directors
•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015
•	To approve the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan
•	To approve the Allison Transmission Holdings, Inc. 2016 Incentive Plan
•	To transact other business that may properly come before the annual meeting

Admission

In order to be admitted to the Annual Meeting, you must present (i) proof of ownership of Allison stock on March 16, 2015 and (ii) a form of photo identification such as a driver’s license. Proof of ownership can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 16, 2015,
•	the Notice of Internet Availability of Proxy Materials,
•	a printout of the proxy distribution email (if you received your materials electronically),
•	a proxy card,
•	a voting instruction form, or
•	a legal proxy provided by your broker, bank or nominee.

Voting

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

On or about Thursday, April 2, 2015, we will mail to our stockholders either (1) a copy of this Proxy Statement, a proxy card and our 2015 Annual Report to Stockholders or (2) a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials and vote on the Internet.

By order of the Board of Directors

Eric C. Scroggins

Vice President, General Counsel and Secretary

Questions and Answers about the Annual Meeting and Voting	1

Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How do I vote?	2
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	2
May I change my vote after I have submitted a proxy?	3
Is my vote confidential?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	3
Who is paying for the cost of this proxy solicitation?	4
What do I need to do to attend the meeting in person?	4
Is there a list of stockholders entitled to vote at the Annual Meeting?	4
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Could other matters be decided at the Annual Meeting?	5

Corporate Governance	6

Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	6
Director Independence	6
Nominations for Directors	7
Director Qualifications	7
Stockholder Communication with the Board	7

Certain Relationships and Related Party Transactions	8

Repurchase from Sponsors	8
Amended and Restated Stockholders Agreement	8
Senior Notes Held by Executive Officers	9

Meetings and Committees of the Board	10

Board Composition	10
Board Meetings, Attendance and Executive Sessions	10
Board Committees	11
The Audit Committee	11
The Compensation Committee	11
The Nominating and Corporate Governance Committee	12
Compensation Committee Interlocks and Insider Participation	12

Stock Ownership	13

Security Ownership of Certain Beneficial Owners	13
Security Ownership of Directors and Officers	13
Section 16(a) Beneficial Ownership Reporting Compliance	14

Executive Officers	15

Allison Transmission Holdings, Inc.

One Allison Way

Indianapolis, Indiana 46222

This proxy statement and accompanying proxy are being provided to stockholders on or about April 2, 2015 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2015 annual meeting of stockholders, or the Annual Meeting, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2015 Annual Meeting of Stockholders. The Annual Meeting will be held at 8:30 a.m. EDT on May 14, 2015 at the Omni Severin Hotel located at 40 West Jackson Place, Indianapolis, Indiana 46225.

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this proxy statement because you owned shares of Allison common stock at the close of business on March 16, 2015, or the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 2, 2015, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 180,351,819 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 90,175,910 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are four proposals that stockholders will vote on at the Annual Meeting:

•	Proposal No. 1—Election of three directors to serve until the 2018 annual meeting of stockholders;

•	Proposal No. 2—Ratification of the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2015;

•	Proposal No. 3—Approval of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan; and

•	Proposal No. 4—Approval of the Allison Transmission Holdings, Inc. 2016 Incentive Plan.

The Board recommends that you vote:

•	Proposal No. 1—FOR the election of each of the three nominees to the Board;

2015 PROXY STATEMENT	1

•	Proposal No. 2—FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2015;

•	Proposal No. 3—FOR the approval of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan; and

•	Proposal No. 4—FOR the approval of the Allison Transmission Holdings, Inc. 2016 Incentive Plan.

Lawrence E. Dewey, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided.
•

In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote by proxy card, through the Internet or by telephone even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided.
•

In Person at the Annual Meeting.  If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

2	2015 PROXY STATEMENT

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time by:

•	delivering to our General Counsel and Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Is my vote confidential?

We maintain the confidentiality of the votes of individual stockholders. Ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge Financial Solutions, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days of the Annual Meeting.

What vote is required to approve each proposal?

The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2015 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the approval of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan (Proposal No. 3) and the approval of the Allison Transmission Holdings, Inc. 2016 Incentive Plan (Proposal No. 4). If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1, Proposal No. 3 and Proposal No. 4, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote.

2015 PROXY STATEMENT	3

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non- Votes, if any
No. 1—Election of directors	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2—Ratification of appointment of independent registered public accounting firm	Approval by a majority of the voting shares entitled to vote	Abstentions will count as votes against the proposal
No. 3—Equity plan	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy	Abstentions will count as votes against the proposal; Broker non-votes will not affect the outcome of the vote
No. 4—Incentive plan	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy	Abstentions will count as votes against the proposal; Broker non-votes will not affect the outcome of the vote

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Allison stock on the Record Date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 16, 2015,
•	the Notice of Internet Availability of Proxy Materials,
•	a printout of the proxy distribution email (if you received your materials electronically),
•	a proxy card,
•	a voting instruction form, or
•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. EDT, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list, please contact our General Counsel and Secretary to schedule an appointment.

4	2015 PROXY STATEMENT

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and annual report, along with individual proxy cards or individual Notices, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

2015 PROXY STATEMENT	5

Corporate Governance

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. The Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, Third Amended and Restated Bylaws, or Bylaws, and Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website, www.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Board Leadership Structure

Since 2007, Lawrence E. Dewey has served as both Chairman of the Board and Chief Executive Officer. The Board continues to believe that having Mr. Dewey fill these two leadership roles is an appropriate and efficient leadership structure. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Our Board has designated Thomas W. Rabaut as lead independent director. The Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing us. The Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Director, Internal Audit, who reports directly to the committee, coordinates our enterprise risk management process. The committee receives regular reports regarding our enterprise risk management process. The Board’s other committees oversee risks associated with their respective areas of responsibility.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Director Independence

The Board’s Corporate Governance Guidelines, which are available on our website as described above, require the Board be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board has determined that each of our non-employee directors, Brian A. Bernasek, David F. Denison, David C. Everitt, Kosty Gilis, Gregory S. Ledford, Thomas W. Rabaut, Francis Raborn and Richard V. Reynolds, is independent under the listing standards of the New York Stock Exchange, or NYSE. The Board has determined that Lawrence E. Dewey, who is our employee, is not independent.

6	2015 PROXY STATEMENT

Nominations for Directors

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Bylaws. See “Stockholder Proposals at 2016 Annual Meeting” for more information on these procedures.

Director Qualifications

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of our operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. The committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Board does not have a specific policy regarding diversity of director candidates. However, as a matter of practice the Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. The Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, educational and professional background, of current and prospective directors. The Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

Stockholder Communication with the Board

The Board has implemented a process whereby our stockholders and all interested parties may send communications to the Board’s attention. Any stockholder or interested party desiring to communicate with the Board, or one or more specified members thereof, should communicate (i) in a writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: General Counsel and Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at (317) 242-4425. The Board has instructed our General Counsel and Secretary to promptly forward all such communications to the specified addressees thereof.

2015 PROXY STATEMENT	7

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee then:

•

reviews the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.

All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;

•	transactions in the ordinary course of business where the related party’s interest arises only from:

(i) his or her position as a director of another entity that is party to the transaction;

(ii) an equity interest of less than 10% in another entity that is party to the transaction; or

(iii) a limited partnership interest of less than 10%, subject to certain limitations;

•

transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.

No director may participate in the approval of a related party transaction for which he or she is a related party.

Repurchase from Sponsors

In February 2014, we completed a secondary public offering of 28,750,000 shares of our common stock held by investment funds affiliated with the Carlyle Group, or Carlyle, and Onex Corporation, or Onex, and together with Carlyle referred to as our Sponsors, at a public offering price, less underwriting discounts and commissions, of $29.17 per share. In connection with the offering, we repurchased from the underwriters 3,428,179 shares of the 28,750,000 shares at the price paid by the underwriters and subsequently retired those shares. The sale by the Sponsors resulted in their ownership falling below fifty percent of our outstanding common stock and the loss of our controlled company status.

In June 2014, we completed a secondary public offering of 40,250,000 shares of our common stock held by investment funds affiliated with the Sponsors at a public offering price, less underwriting discounts and commissions, of $29.95 per share. In connection with the offering, we repurchased from the underwriters 5,000,000 shares of the 40,250,000 shares at the price paid by the underwriters and subsequently retired those shares.

Amended and Restated Stockholders Agreement

On August 7, 2007, we entered into a stockholders agreement with the Sponsors and certain members of management who hold common stock or options to purchase common stock. The stockholders agreement was

8	2015 PROXY STATEMENT

amended and restated at the time of our initial public offering in March 2012, and was further amended by the first amendment to the stockholders agreement dated May 8, 2013, as amended referred to as the amended and restated stockholders agreement. The Sponsors sold their common stock through a series of public offerings from March 2012 through September 2014. As of September 9, 2014, the Sponsors no longer owned any shares of our outstanding common stock. Pursuant to the amended and restated stockholders agreement, a majority of the Board of Directors had previously been designated by the Sponsors; however, as a result of their no longer owning any shares of our common stock, the Sponsors no longer have the right to designate members of the Board of Directors. The amended and restated stockholders agreement was terminated with the consent of the Company and the Sponsors on December 19, 2014.

Senior Notes Held by Executive Officers

As of December 31, 2014, Lawrence E. Dewey, our Chairman, President and Chief Executive Officer and David S. Graziosi, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary held approximately $100,000 and $450,000, respectively, in aggregate principal amount of Allison Transmission, Inc.’s 7.125% senior cash pay notes due May 2019.

2015 PROXY STATEMENT	9

Meetings and Committees of the Board

Board Composition

Our Board currently consists of nine members. Lawrence E. Dewey, our Chief Executive Officer, is Chairman of the Board. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board.

Our Board is divided into three classes. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The terms of our current directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2015 for the Class III directors, 2016 for the Class I directors and 2017 for the Class II directors. The members of the classes are as follows:

•	Class I Directors: David F. Denison, Gregory S. Ledford and David C. Everitt
•	Class II Directors: Brian A. Bernasek, Kosty Gilis and Francis Raborn
•	Class III Directors: Lawrence E. Dewey, Thomas W. Rabaut and Richard V. Reynolds

Board Meetings, Attendance and Executive Sessions

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2014, the Board held seven meetings and committees of the Board held a total of twenty-five meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. All of our directors who were directors at the time of the 2014 annual meeting of stockholders attended that meeting.

Each regularly scheduled Board meeting normally concludes with a session between our Chairman and CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the Chairman and CEO, at any time, and are scheduled for such non-management executive sessions at each regularly scheduled Board meeting. As Lead Director, Mr. Rabaut presides at executive sessions.

10	2015 PROXY STATEMENT

Board Committees

Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Government Security Committee. In addition, from time to time, other committees may be established under the direction of the Board when necessary to address specific issues. The table below shows the current membership of each Board committee and the number of meetings held during 2014:

Director	Audit	Compensation	Nominating and Corporate Governance	Government Security
Brian A. Bernasek			X
David F. Denison	X	X
Lawrence E. Dewey				X
David C. Everitt		X
Kosty Gilis
Gregory S. Ledford
Thomas W. Rabaut			Chair
Francis Raborn	Chair		X	X
Richard V. Reynolds	X	Chair		Chair
2014 Meetings	11	6	4	4

The membership of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by SEC rules and NYSE listing standards.

The Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public, and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists the Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

The Board has determined that Francis Raborn qualifies as an “audit committee financial expert” as defined by SEC rules.

The Compensation Committee

The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers, employees and directors and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Discussion and Analysis—

2015 PROXY STATEMENT	11

Compensation Committee Report” in this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE and the rules and regulations of the SEC.

The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2014, the committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Overview—Role of Compensation Consultant” for a description of the services provided to the committee by Semler Brossy.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in discharging the Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on the Board and overseeing the evaluation of the Board. See “Corporate Governance—Nominations for Directors” and “—Director Qualifications” above for additional information. The Nominating and Corporate Governance Committee has the authority to retain any independent counsel, experts or advisors. The charter of the Nominating and Corporate Governance Committee requires that all responsibilities of the committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of the committee who qualify as independent.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, our Compensation Committee consisted of Messrs. Bernasek and Gilis through June 3, 2014 and Messrs. Bernasek and Denison and General Reynolds after June 3, 2014. In February 2015, Mr. Everitt replaced Mr. Bernasek as a member of the Compensation Committee. None of the members of our Compensation Committee during 2014 or as of the date of this proxy statement is or has been one of our officers or employees. During fiscal year 2014, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

12	2015 PROXY STATEMENT

Stock Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 16, 2015.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
ValueAct Capital(1)	19,125,204	10.60%
435 Pacific Avenue Fourth Floor San Francisco, CA 94133

The Vanguard Group(2)	10,347,944	5.74%
100 Vanguard Blvd. Malvern, PA 19355
D.E. Shaw & Co., L.P.(3)	9,712,586	5.39%
1166 Avenue of the Americas, 9th Floor New York, NY 10036

(1)

This information is based on a Schedule 13D/A filed with the SEC on December 16, 2014. ValueAct Capital Master Fund, L.P. is the beneficial owner of 19,125,204 shares of common stock. Shares reported as beneficially owned by ValueAct Master Fund, L.P. are also reported as beneficially owned by (i) ValueAct Management L.P. as the manager of each such investment partnership, (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P., (iii) ValueAct Holdings L.P., as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I, LLC and (iv) ValueAct Holdings GP, LLC, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund, L.P. are also reported as beneficially owned by VA Partners I, LLC, as General Partner of ValueAct Master Fund, L.P. VA Partners I, LLC, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC also, directly or indirectly, may own interests in one or more than one of the partnerships from time to time.

(2)

This information is based on a Schedule 13G filed with the SEC on February 11, 2015. The Vanguard Group has sole power to vote 106,510 shares, sole power to dispose of 10,254,134 shares and shared power to dispose of 93,810 shares.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 17, 2015. D.E. Shaw & Co., L.P. has shared power to vote 9,126,069 shares and shared power to dispose of 9,712,586 shares.

Security Ownership of Directors and Officers

The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 16, 2015 by each of our directors and named executive officers as well as all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

2015 PROXY STATEMENT	13

Except as otherwise indicated in these footnotes, each of the directors and officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors and executive officers have been pledged as security.

Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
Lawrence E. Dewey(1)	565,583	*
David S. Graziosi(2)	667,514	*
Michael G. Headly(3)	452,074	*
Randall R. Kirk(4)	527,768	*
David L. Parish(5)	571,987	*
Non-Employee Directors
Brian A. Bernasek	—	—
David F. Denison(6)	14,061	*
David C. Everitt(7)	1,932	*
Kosty Gilis	—	—
Gregory S. Ledford	—	—
Thomas W. Rabaut(8)	20,431	*
Francis Raborn(9)	164,040	*
Richard V. Reynolds(10)	7,735	*
All executive officers and directors as a group (16 persons)(11)	3,143,918	1.72%

*	Denotes less than 1.0% of beneficial ownership.

(1)

Includes (i) 160,000 vested, but unexercised options, (ii) 102,870 shares that remain subject to time-based vesting conditions, and (iii) 60,940 shares that remain subject to performance-based vesting conditions.

(2)

Includes (i) 451,969 vested, but unexercised options, (ii) 51,745 shares that remain subject to time-based vesting conditions, and (iii) 18,690 shares that remain subject to performance-based vesting conditions.

(3)

Includes (i) 398,621 vested, but unexercised options, (ii) 9,371 shares that remain subject to time-based vesting conditions, and (iii) 9,142 shares that remain subject to performance-based vesting conditions.

(4)

Includes (i) 474,984 vested, but unexercised options, (ii) 9,071 shares that remain subject to time-based vesting conditions, and (iii) 9,142 shares that remain subject to performance-based vesting conditions.

(5)

Includes (i) 492,373 vested, but unexercised options, (ii) 9,793 shares that remain subject to time-based vesting conditions, and (iii) 9,386 shares that remain subject to performance-based vesting conditions.

(6)	Includes 13,692 deferred stock units, or DSUs, and 369 dividend equivalents that could be settled in common stock within 60 days.

(7)	Includes 1,908 DSUs and 24 dividend equivalents that could be settled in common stock within 60 days.

(8)	Includes 2,599 restricted stock units, or RSUs, and 43 dividend equivalents that vest within 60 days.

(9)

Includes (i) 127,322 vested, but unexercised options, (ii) 2,599 RSUs and 43 dividend equivalents that vest within 60 days, and (iii) 34,076 shares of common stock held by the Francis Raborn Revocable Trust dated November 24, 2008.

(10)	Includes 7,534 DSUs and 201 dividend equivalents that could be settled in common stock within 60 days.

(11)

Includes (i) 2,195,955 vested, but unexercised options, (ii) 182,850 shares that remain subject to time-based vesting conditions, (iii) 120,374 shares that remain subject to performance-based vesting conditions, (iv) 5,198 RSUs and 86 dividend equivalents that vest within 60 days, and (v) 23,134 DSUs and 594 dividend equivalents that could be settled in common stock within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and NYSE. Based on our records and other information, we believe that during the year ended December 31, 2014 all applicable Section 16(a) filing requirements were met.

14	2015 PROXY STATEMENT

Executive Officers

The following table provides information regarding our executive officers:

Name	Age	Position

Lawrence E. Dewey	58	Chairman, President and Chief Executive Officer

David S. Graziosi	49	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Sharon L. Dean	59	Vice President, Quality and Reliability

Edward L. Dyer	65	Vice President, Defense Programs

Michael G. Headly	64	Senior Vice President, Global Marketing, Sales and Service

Randall R. Kirk	59	Senior Vice President, Product Engineering and Product Teams

David L. Parish	64	Senior Vice President, Operations and Purchasing

Eric C. Scroggins	44	Vice President, General Counsel and Secretary

Lawrence E. Dewey

Mr. Dewey’s biographical information is included under “Proposal No. 1—Election of Directors—Nominees for Director—Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders.”

David S. Graziosi

Mr. Graziosi joined Allison in November 2007 as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary and has served in that capacity since then. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation. Prior to joining Covalence Specialty Materials Corporation, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Sharon L. Dean

Ms. Dean joined Allison in June 1975. She currently serves as Vice President, Quality and Reliability, which includes responsibility for Allison Remanufacturing, and has held that position since 2007. Prior to that, from 1998 until 2007, Ms. Dean served as Director, Quality and Reliability, and from 1975 until 1998, she held various key positions in Sales/Service and Operations, including Director, Customer Support; Manager, Eastern Region (U.S.); Manager, Quality and Reliability and Manager, Product Service. Before joining Allison, Ms. Dean worked in the General Motors Assembly Division, beginning in 1973, when she joined General Motors as a General Motors Institute (now Kettering University) student, assuming full-time responsibilities after graduating in 1978.

Edward L. Dyer

Mr. Dyer joined Allison as Vice President, Defense Programs in March 2010 and has served in that position since then. Before joining Allison, from 2001 until 2010, Mr. Dyer served as the Director of Technology at Lockheed Martin Corporation, where he managed the start up and implementation of a global defense research and engineering network, enabling real time technical collaboration and later managed a corporate Internal Research and Development program in advanced concepts. Prior to that, Mr. Dyer served on active duty in the U.S. Army for

2015 PROXY STATEMENT	15

29 years, during which time, he commanded tank and infantry units at every level from platoon to Division, including command of a tank battalion during the first Gulf War. In addition, he served on several senior staffs, including the U.S. Army Staff and Joint Chiefs of Staff where he was in charge of crisis planning and ran the National Military Command Center.

Michael G. Headly

Mr. Headly joined Allison in November 1988. He currently serves as Senior Vice President, Global Marketing, Sales and Service, a position he has held since January 2014. Prior to that, from 2007 through 2013, Mr. Headly was Vice President, Outside North America Marketing, Sales and Service. From 2003 until 2007, he was responsible for General Motors Powertrain’s non-allied sales/application engineering and powertrain marketing and from 2000 until 2003, he was responsible for our military programs as well as the Business Planning activity in 2003. From 1997 until 2000, Mr. Headly served as Managing Director, Allison Transmission Europe, where he assumed a broader role in management of our international business, assuming responsibility for the Asia Pacific region in 1998 and the South American region in 1999. Before that, from 1988 until 1997, Mr. Headly held a wide variety of military and commercial positions focused both on North America and Outside North America markets. Prior to joining Allison, Mr. Headly worked in General Motors’ Military Vehicle Operation in Detroit as the Manager of New Business Development.

Randall R. Kirk

Mr. Kirk joined Allison in May 1976 and served in a number of roles with increasing responsibility in the Operations and Quality organizations, including Supervisor, General Supervisor, Production Superintendent, Quality/Reliability Manager, a dual role as Manager of Manufacturing Engineering and Quality and Divisional Program Manager. From 1997 until 2001, Mr. Kirk assumed the responsibilities of Product Team Leader for several product lines. He then served as Director of Customer Support in Marketing, Sales and Service from 2001 until 2007. From 2007 until 2009, Mr. Kirk was Executive Director of the Transition Program Manager Office, leading a cross-functional team with responsibilities for the separation from General Motors. Following the divestiture in 2009, he was appointed as Vice President, Product Engineering before his promotion to Senior Vice President, Product Engineering and Product Teams in August 2014.

David L. Parish

Mr. Parish began his career with Allison in August 1977. He currently serves as Senior Vice President, Operations and Purchasing, a position that he has held since August 2012. In his position, Mr. Parish is responsible for global plant operations, service parts operations, supply chain, facilities, environmental, and manufacturing engineering. He has facilitated the growth of Allison’s global footprint through the construction of new facilities in India and Hungary. In August 2012, Purchasing and Supplier Quality responsibilities were added to Mr. Parish’s responsibilities. From 2007 to August 2012, Mr. Parish served as Vice President, Operations, from 2006 to 2007, he served as Assistant General Director of Operations and General Director of Operations, and from 1997 to 2006, he was responsible for directing the Manufacturing Engineering and Manufacturing Services organization. Prior to that, Mr. Parish held various positions at Allison, including as Director, Manufacturing Engineering and Plant Manager for the heavy-duty commercial and defense products. In addition, he has held numerous other positions at Allison, including industrial engineering, manufacturing engineering, production management, quality, and reliability.

Eric C. Scroggins

Mr. Scroggins joined Allison as Vice President, General Counsel and Secretary in December 2007 and has served in that position since then. He is responsible for advising the Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Export Compliance, Government and Community Relations and Internal Audit organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to joining Ice Miller LLP, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director.

16	2015 PROXY STATEMENT

Proposal No. 1—Election of Directors

Our Board currently consists of nine directors divided into three classes, with each class containing three directors. The term of one class expires each year. Generally, each Director serves until the annual meeting of stockholders held in the year that is three years after the Director’s election and thereafter until the Director’s successor is elected and has qualified.

Based upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated three Directors to be re-elected for a three-year term to expire at the 2018 annual meeting of stockholders and until their successors are elected and have qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Lawrence E. Dewey, Thomas W. Rabaut and Richard V. Reynolds. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of Directors to eliminate the vacancy.

The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship between any of our Directors or executive officers.

Nominees for Director

Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Lawrence E. Dewey, Director since August 2007

Mr. Dewey, age 58, joined Allison in February 1989. Mr. Dewey currently serves as the Chairman, President and Chief Executive Officer of Allison and has served in that capacity since the sale of Allison to Carlyle and Onex in August 2007. Prior to the sale, Mr. Dewey served in various capacities at Allison, including as President of Allison, a role he assumed in 2000; worldwide Director of Marketing, Sales and Service, Managing Director of Allison Transmission Europe, B.V., based in The Netherlands; Central Region (U.S.) Sales Manager; Marketing Manager; Manager of Aftermarket Products; and Production Manager. From 2003 until 2007, concurrent with his role as President of Allison, he took on the responsibilities of Group Director of Marketing, Sales, Brand Management and Customer Support for General Motors Powertrain group. Before joining Allison, Mr. Dewey held several positions of increasing responsibility in General Motors’ Diesel Equipment Division and Rochester Products Division. He began his career in 1974 as a General Motors co-op student at General Motors Institute (now Kettering University).

The Board has concluded that Mr. Dewey should serve as a director because in addition to his demonstrated leadership skills as Chief Executive Officer and President of Allison, he brings to our Board experience and institutional knowledge about Allison from his 26 years of experience with our company and valuable insights on the commercial vehicle industry as a result of his 41 years of experience in the industry.

2015 PROXY STATEMENT	17

Thomas W. Rabaut, Director since August 2007

Mr. Rabaut, age 66, currently serves as an Operating Executive to the Aerospace, Defense and Business/Government Services Group of Carlyle and has held that position since 2007. Prior to joining Carlyle in 2007, Mr. Rabaut served as President of the Land & Armaments Operating Group of BAE, a global leader in the design, development and production of military systems from 2005 to 2007, and as President and Chief Executive Officer of United Defense Industries, Inc., a former Carlyle portfolio company that was acquired by BAE in 2005, from 1994 to 2005. Prior to his tenure at United Defense Industries, Inc., Mr. Rabaut served 17 years in various roles at FMC Corporation where he ultimately became Vice President and General Manager of the Defense Systems Group. He also served five years in the U.S. Army. He currently serves on the Board of Directors of CYTEC Industries Inc. and the KAMAN Corporation.

The Board has concluded that Mr. Rabaut should serve as a director because in addition to his extensive senior executive leadership experience in the defense industry and his current role as operating executive with Carlyle, he brings to our Board his knowledge and insight into providing products and services to the U.S. government. Mr. Rabaut’s professional and board experience provides our Board with additional perspectives about the defense markets, international markets and commercial acquisitions as well as market and sales trends.

Richard V. Reynolds, Director since August 2007

Lieutenant General (retired) Reynolds, age 66, is currently the owner of The VanFleet Group LLC, an aerospace consulting company and has served in that capacity since 2005. General Reynolds also served as Senior Manager/Senior Business Advisor of BearingPoint, Inc., an international management and technology consulting firm, from 2005 to 2009. He retired from the U.S. Air Force in 2005, after 34 years of active duty, where he served as a combat ready pilot, experimental test pilot, and program manager. While on active duty, General Reynolds commanded the Aeronautical Systems Center at Wright-Patterson Air Force Base, Ohio and the Air Force Flight Test Center at Edwards Air Force Base, California. He also served as Program Executive Officer, Airlift and Trainers in the Pentagon, and was Program Director for the B-2 Spirit. He currently serves on the Board of Directors of Apogee Enterprises, Inc. (Compensation Committee, Nominating and Corporate Governance Committee) and Barco Federal Systems, LLC (Government Security Committee). He also serves on and is Chairman of the Board of Managers of the Air Force Museum Foundation, Inc.

The Board has concluded that General Reynolds should serve as a director because, as a result of his service in senior leadership positions in the U.S. Air Force, which has provided valuable business, leadership and management experience, he brings with him expertise in government contracting and procurement; science and technology; major weapon system research, development and acquisition; system test and evaluation; business and operations risk assessment and mitigation; supply chain and logistics management; information technology and leadership development. General Reynolds also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the board of directors of other public and private companies. General Reynolds is an independent director appointed pursuant to the terms of our Security Control Agreement with the Department of Defense, or DOD.

The Board unanimously recommends a vote FOR each of the nominees for election as directors.

18	2015 PROXY STATEMENT

Directors Continuing in Office

Term Expiring at the 2016 Annual Meeting of Stockholders

David F. Denison, Director since February 2013

Until his retirement in 2012, Mr. Denison, age 62, served as President and Chief Executive Officer of the Canada Pension Plan, or CPP, Investment Board from 2005 to 2012. Mr. Denison has held senior positions in the investment, consulting and asset management businesses in Canada, the United States and Europe. Prior to his appointment to the CPP Investment Board, Mr. Denison was President of Fidelity Investments Canada Limited, or Fidelity. He currently serves on the Board of Directors of Royal Bank of Canada Limited (Audit Committee, Risk Committee) and BCE Inc. (Audit Committee).

The Board has concluded that Mr. Denison should serve as a director because of his significant experience in finance and accounting as a result of his senior positions in those areas, including those at the CPP Investment Board and Fidelity. Mr. Denison also brings to our Board valuable knowledge of finance, corporate governance, risk management and operations of other companies gained from his current and prior service on the board of directors and audit committees of other public and private companies.

David C. Everitt, Director since August 2014

Currently retired, Mr. Everitt, age 62, most recently served as Interim Chief Executive Officer of Harsco Corporation from February 2014 to August 2014. Prior to that, Mr. Everitt had been with Deere & Company since 1975, when he joined Deere as an engineer following his graduation from Kansas State University. Over the next nearly four decades, Mr. Everitt held positions of increasing responsibility, most recently responsible for the sales and marketing of all North America and Asia as well as global design and production of John Deere tractors and turf and utility and global Ag Solutions Systems. Mr. Everitt also serves on the board of directors for Agrium Inc., Brunswick Corporation and Harsco Corporation.

The Board has concluded that Mr. Everitt should serve as a director because of his experience gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere & Company’s largest division in the areas of engineering, manufacturing and global operations.

Gregory S. Ledford, Director since August 2007

Until his retirement at the end of 2014, Mr. Ledford, age 57, served as a Managing Director of Carlyle and as head of the firm’s Industrial and Transportation practice. Mr. Ledford joined Carlyle in 1988, holding various positions, including serving as Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company, from 1991 to 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. He previously served on the Board of Directors of HD Supply, Inc., Hertz Global Holdings, Inc. and Genesee & Wyoming Inc.

The Board has concluded that Mr. Ledford should serve as a director because in addition to his demonstrated leadership and consensus building skills as Managing Director of Carlyle and his past and current service as a director on a number of commercial vehicle industry boards, his years of experience in industrial-related positions provide our Board with valuable insights and a unique perspective on industrial and transportation related issues.

2015 PROXY STATEMENT	19

Term Expiring at the 2017 Annual Meeting of Stockholders

Brian A. Bernasek, Director since August 2007

Mr. Bernasek, age 42, is currently a Managing Director of Carlyle, where he focuses on investment opportunities in the industrial and transportation sectors. Prior to joining Carlyle in 2000, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek previously served on the Board of Directors of HD Supply, Inc. and Hertz Global Holdings, Inc.

The Board has concluded that Mr. Bernasek should serve as a director because in addition to his demonstrated leadership skills as a Managing Director of Carlyle and his extensive experience in investment banking and private equity, he brings to our Board knowledge of complex financial and investment issues and valuable insights on the commercial vehicle industry as a result of his current and past service on boards of industrial and transportation related companies.

Kosty Gilis, Director since August 2007

Mr. Gilis, age 41, currently serves as a Managing Director of Onex, where he focuses on investment opportunities in the industrial products and business services sectors. Prior to joining Onex in 2004, he was a Vice President at Willis Stein & Partners, a Chicago-based private equity firm, and before that, Mr. Gilis served as a management consultant at Bain & Company in their Toronto, Canada and Johannesburg, South Africa offices. Mr. Gilis previously served on the Board of Director of Pinafore Holdings B.V.

The Board has concluded that Mr. Gilis should serve as a director because in addition to his demonstrated leadership as a Managing Director of Onex and his extensive experience in private equity, he brings to our Board knowledge of complex financial and investment issues as well as insights on the commercial vehicle industry. As a result of his previous service on the boards of directors of Gates Corporation, Pinafore Holdings B.V., Tomkins Acquisition Limited and Tomkins Limited, as well as his prior service on the audit committee of Pinafore Holdings B.V., Mr. Gilis brings to our Board valuable knowledge of finance, corporate governance, and operations of other companies.

Francis Raborn, Director since October 2007

Until his retirement in 2005, Mr. Raborn, age 71, served as Vice President and Chief Financial Officer of United Defense Industries, Inc. from its formation in 1994, and as a director since 1997. Mr. Raborn joined FMC Corporation, the predecessor of United Defense Industries, Inc., in 1977 and held a variety of financial and accounting positions, including Controller of the Defense Systems Group from 1985 to 1993, and Controller of the Special Products Group from 1979 to 1985. Prior to his tenure at FMC Corporation, Mr. Raborn worked for Chemetron Corporation and Ford Motor Company. Mr. Raborn currently serves on the Board of Directors of Spirit AeroSystems, Inc.

The Board has concluded that Mr. Raborn should serve as a director because, as a result of his senior financial and accounting positions at FMC Corporation and United Defense Industries, Inc. and his position as the Chairman of Spirit AeroSystems, Inc.’s audit committee, he brings with him significant experience in finance, accounting, defense, production and manufacturing. Mr. Raborn also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the board of directors of other public and private companies. Mr. Raborn is an independent director appointed pursuant to the terms of our Security Control Agreement with the DOD.

20	2015 PROXY STATEMENT

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected PwC as our independent registered public accounting firm for 2015. Stockholders have the opportunity to ratify that selection in an advisory vote.

The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

We have incurred fees for services from PwC in the below indicated amounts for the following categories of services for the years ended December 31, 2014 and 2013, respectively:

	2014	2013
Audit Fees(1)	$1,657,310	$1,784,815
Audit-Related Fees(2)	65,000	65,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,722,310	$1,849,815

(1)

Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements, for statutory audits, and for services associated with filing our registration statements for secondary offerings with the SEC.

(2)	Audit-Related Fees include fees for an audit associated with our U.S. Department of Energy cost-share grant award.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

If the holders of a majority of voting shares voting on this matter do not approve the proposal, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

2015 PROXY STATEMENT	21

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. Our responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held eleven meetings during 2014. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.

We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.

We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 with management, the internal auditor and PwC and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s report on internal control over financial reporting.

We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board, or PCAOB, standards.

PwC provided us with the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company. When considering PwC’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly unaudited consolidated financial statements and review of the Company’s internal control over financial reporting, were compatible with maintaining their independence. We concluded that the provision of such services by PwC has not jeopardized PwC’s independence.

22	2015 PROXY STATEMENT

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2015 and will present the selection to the stockholders for ratification at the Annual Meeting.

The Audit Committee:

Francis Raborn, Chairman

David F. Denison

Richard V. Reynolds

2015 PROXY STATEMENT	23

Proposal No. 3—Approval of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan

Overview

In this Proposal 3, we are requesting stockholders approve the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan, or the 2015 Plan, including the material terms of performance goals that may apply to awards granted under the 2015 Plan intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, or the Code. The 2015 Plan is described in more detail below.

The Compensation Committee approved the 2015 Plan on February 19, 2015 and the Board approved the 2015 Plan on March 26, 2015, subject, in each case, to stockholder approval of the 2015 Plan at the Annual Meeting. If the 2015 Plan is approved by the stockholders, the 2015 Plan will become effective on the date of our Annual Meeting.

We believe that the effective use of incentive compensation has been integral to our success in the past and is vital to our ability to achieve continued strong performance in the future. We also believe that grants of equity awards will help create long-term participation in the Company and, thereby, assist us in attracting, retaining, motivating and rewarding employees, directors and consultants. The use of long-term equity grants allows the administrator of the 2015 Plan, or the Administrator, to align the incentives of our employees, directors and consultants with the interests of our stockholders, linking compensation to our performance. The use of equity awards as compensation also allows us to conserve cash resources for other important purposes. Accordingly, the Board believes that approval of the 2015 Plan is in the best interests of the Company and the Board recommends that stockholders vote for approval of the 2015 Plan.

If the 2015 Plan is approved, it will replace the Allison Transmission Holdings, Inc. 2011 Equity Incentive Award Plan, or the 2011 Plan, and no further awards will be granted thereunder. All awards previously granted under the 2011 Plan will remain governed by the terms of the 2011 Plan as previously in effect. As of March 6, 2015, the 2011 Plan had 12,704,837 shares available for grants of future awards, which included 242,828 shares added to the 2011 Plan from forfeited awards under the Equity Incentive Plan of Allison Transmission Holdings, Inc. (the “2007 Plan,” together with the 2011 Plan, the “Prior Plans”) and 4,596,121 shares were subject to outstanding awards previously granted under the Prior Plans, which includes 4,006,769 shares subject to stock options with a weighted average exercise price of $19.13 and a weighted average remaining term of 57 months and an aggregate of 589,352 shares subject to restricted stock and restricted stock unit awards.

The 2015 Plan authorizes the issuance of the sum of (i) 15,304,837 shares, which equals the number of shares available for future grants under the 2011 Plan as of March 6, 2015, plus an increase of 2,600,000 shares, and (ii) any shares which as of the date of our Annual Meeting are subject to awards previously granted under the Prior Plans that are forfeited or lapse unexercised and which following the effective date of the 2015 Plan are not issued under the Prior Plans. For additional information about the shares which may be added to the shares of our common stock, or the Common Stock, authorized for issuance under the 2015 Plan, see the discussion below under the heading “—Share Counting Provisions.”

In addition, although we have not adopted a policy that all compensation paid to our executive officers must be deductible, the 2015 Plan is also intended to allow us to provide performance-based compensation that will be tax deductible by us without regard to the limits of Section 162(m) of the Code, or Section 162(m). Therefore, for purposes of Section 162(m), we are asking our stockholders to approve the 2015 Plan and the list of performance criteria that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under the Code, as described below under the heading “—Performance-Based Awards,” in the event we choose to seek to structure compensation in a manner that will satisfy the performance-based compensation exception to Section 162(m). Should we choose to do so, stockholder approval of such criteria would preserve our ability to satisfy this exception and deduct compensation associated with future performance-based awards to certain executives.

Generally, the Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and certain of its other most highly-compensated executive

24	2015 PROXY STATEMENT

officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights that may be granted under the 2015 Plan generally should qualify as performance-based compensation. Other awards that we may grant under the 2015 Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Administrator. The Administrator retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, they must be in amounts that are within the individual award limits set forth in the 2015 Plan and stockholders must approve the material terms of the performance goals every five years. Such approval does not guarantee that incentive compensation that we pay to our covered employees will qualify as performance-based compensation for purposes of Section 162(m), but will permit the Administrator to seek to structure incentive compensation to meet the performance-based compensation requirements if it chooses to do so in its sole discretion.

If the 2015 Plan is not approved by the stockholders, the 2015 Plan will not become effective, and the 2011 Plan will remain in effect and we will continue to make grants under the 2011 Plan until the expiration of the 2011 Plan in May 2021, though we will not be able to make awards that qualify as performance-based compensation for purposes of Section 162(m).

Key Features of the 2015 Plan

If the 2015 Plan is approved, it will replace the 2011 Plan. While the 2015 Plan is similar to the 2011 Plan, it contains certain key features that were not included in the 2011 Plan, which include the following:

•

Shares tendered by participants to satisfy the exercise price of an option or tax withholding associated with any stock-settled awards will not be “added back” to the shares available for issuance under the 2015 Plan.

•	A one-year minimum vesting requirement will apply to stock-settled awards made to our employees, directors and consultants under the 2015 Plan, subject to certain limitations.

•

A grant-date fair value limit of $500,000 per individual and per year will apply to awards to non-employee directors. Additional annual award limits will also apply for other participants. For additional information, see the discussion below under “Description of the 2015 Plan—Award Limits.”

•	Dividends and dividend equivalents may not be paid on awards subject to performance vesting conditions unless and until such conditions are met.

Additional Key Plan Terms

The 2011 Plan contained a number of provisions we believe are consistent with best practices in equity compensation and which we believe further protect our stockholders’ interests. These terms, which are preserved under the 2015 Plan, include:

•

Without stockholder approval, the 2015 Plan prohibits any alteration or amendment that operates to increase the total number of shares of Common Stock that may be issued under the 2015 Plan (other than adjustments in connection with certain corporate reorganizations and other events) or to change the designation or class of persons eligible to receive awards under the 2015 Plan.

•

The 2015 Plan does not have single-trigger accelerated vesting provisions for a change in control. However, in the event a successor corporation refuses to assume or substitute for an award, vesting acceleration will occur.

•	Awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

Background for the Determination of Additional Shares Under the 2015 Plan

In its determination to adopt the 2015 Plan, the Compensation Committee reviewed an analysis prepared by Semler Brossy, its independent compensation consultant, which included an analysis of certain burn rate, dilution

2015 PROXY STATEMENT	25

and overhang metrics, peer group market practices and trends, and the costs of the 2015 Plan, including the estimated stockholder value transfer cost. Specifically, the Compensation Committee considered that:

•

In 2014, 2013 and 2012, equity awards representing a total of approximately 696,461 shares, 722,569 shares, and 958,643 shares, respectively, were granted under the 2011 Plan, for an annual equity burn rate of 0.38%, 0.39% and 0.52%, respectively. This level of equity awards represents a 3-year average burn rate of 0.43% of shares of Common Stock. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted average number of shares outstanding during the period.

•

If the 2015 Plan is approved, we estimate that the shares reserved for issuance under the 2015 Plan would be sufficient for approximately five years of awards, assuming we grant awards consistent with our projections and noting that future circumstances may require us to change our equity grant practices. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the 2015 Plan in 2020 or 2021 (primarily dependent on award levels/amounts, stock price and hiring activity during the next few years), noting again that the share reserve under the 2015 Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

•

The total aggregate equity value of the additional authorized shares being requested under the 2015 Plan (above the shares remaining available for issuance under the 2011 Plan), based on the closing price ($33.90) for one share of our Common Stock on December 31, 2014 is $88,140,000. Based upon its analysis, Semler Brossy concluded that our stockholder value transfer for the 2015 Plan as a percentage of market capitalization and inclusive of the shares initially reserved for issuance under the 2015 Plan is 8.5%, while our stockholder value transfer for the 2015 Plan as a percentage of market capitalization and inclusive of the shares initially reserved for issuance under the 2015 Plan and the number of shares underlying outstanding Prior Plan awards is 9.8%.

•

For fiscal years 2014, 2013 and 2012, our end of year overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under our 2011 Plan by (ii) the number of Company shares outstanding at the end of the fiscal year on a fully diluted basis, was 10.1%, 12.5% and 14.2%, respectively. If approved, the issuance of the additional shares to be reserved under the 2015 Plan would dilute the holdings of stockholders by an additional 1.4% on a fully diluted basis, based on the number of shares of our Common Stock outstanding as of December 31, 2014. If the 2015 Plan is approved, we expect our overhang at the end of fiscal year 2015 will be approximately 10.9% (including the shares that will be reserved for issuance under the 2015 Plan). Based on the Semler Brossy analysis, this amount would be consistent with market competitive levels, as the majority of the companies in our selected peer group have overhang levels between 6% and 20%, with a median around 8%. We expect our overhang level will decrease in subsequent years as we issue shares from the 2015 Plan and stock options are exercised.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Compensation Committee has determined that the size of the share reserve under the 2015 Plan is reasonable and appropriate at this time. Neither the Board nor the Compensation Committee will create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Description of the 2015 Plan

The following sets forth a description of the material features and terms of the 2015 Plan. The following summary and the summary of certain provisions in the 2015 Plan described above are qualified in their entirety by reference to the full text of the 2015 Plan, which is attached hereto as Appendix A.

Administration.     The 2015 Plan will be administered by the Compensation Committee or a subcommittee thereof (or by the Board or another board committee as may be determined by the Board from time to time). The Administrator has the authority to interpret the 2015 Plan, determine the types and number of awards, the number of shares to be awarded, approve all awards made under the 2015 Plan, and carry out other functions as set forth

26	2015 PROXY STATEMENT

in the 2015 Plan. To the extent allowed by law, the Administrator may delegate the authority to grant awards or take other administrative actions under the 2015 Plan to certain of our officers, subject to the limitations and restrictions set by the Administrator.

Award Limits.    The maximum aggregate number of shares of Common Stock that may be subject to awards granted under the 2015 Plan is equal to the sum of (i) 15,304,837 shares and (ii) any shares which as of the date of our Annual Meeting are subject to awards previously granted under the Prior Plans that are forfeited or lapse unexercised and which following the effective date of the 2015 Plan are not issued under the Prior Plans. For additional information about the shares which may be added to the shares of Common Stock authorized for issuance under the 2015 Plan, see the discussion below under the heading “—Share Counting Provisions.” The 2015 Plan also includes annual limits on awards that may be granted to any individual participant. For participants other than non-employee directors, if the award is denominated in shares of Common Stock, the maximum aggregate number of shares of Common Stock that may be granted to any one person is 750,000 per year. If the award is payable in cash and not denominated in shares of Common Stock, the maximum aggregate amount of cash that may be paid to any one person is $6,000,000 per year. The maximum aggregate grant date fair value of awards granted to a non-employee director under the 2015 Plan is $500,000 per year.

Share Counting Provisions.    In general, when awards granted under the 2015 Plan or the Prior Plans are forfeited, expire or are paid in cash, the shares reserved for those awards are returned or added, as applicable, to the share reserve and available for future issuance under the 2015 Plan. However, the 2015 Plan does not allow the share pool to be replenished with shares that:

•	are used to satisfy the exercise price of an option;

•	are used to satisfy withholding obligations for any stock-settled award;

•	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

•	the Company purchases on the open market with cash proceeds from the exercise of options.

Eligibility.     Employees, consultants and non-employee directors of the Company or any of its subsidiaries (as defined in the 2015 Plan) who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries are eligible to participate in the 2015 Plan. The Administrator determines the type and size of the award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the 2015 Plan’s terms. Based on historic compensation practices approximately 3,500 individuals are eligible to receive awards; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements.

Types of Awards.    The 2015 Plan authorizes the grant of the following types of incentive awards to eligible individuals: a performance award, restricted stock award, restricted stock unit award, dividend equivalent award, stock payment award, a stock appreciation right, or a stock option; any of which may be awarded in accordance with the terms of the 2015 Plan. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual, which must be signed indicating its acceptance by the participant.

Performance Awards.    Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals (including performance-based stock and cash incentive awards). Performance awards may be made to any eligible individual under the 2015 Plan. The Administrator will determine the specific performance goals and criteria to be applied to determine vesting or payment of each award, and the time periods over which performance will be measured. Performance awards only vest if the specific performance goals or criteria are met, and may be paid to the recipient as cash incentive payments, shares of stock or a combination of cash and shares. Performance awards are forfeited if the performance goals are not satisfied by the conclusion of the performance period.

Restricted Stock.    The Administrator may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Administrator in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the Administrator. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares,

2015 PROXY STATEMENT	27

subject to the limitations and restrictions established by the Administrator in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award; however, no dividends are payable with respect to restricted stock with performance-based vesting unless and until the performance conditions have been satisfied. Except as otherwise determined by the Administrator, restricted stock awards will lapse and immediately be surrendered to the Company without payment of consideration if the recipient terminates service to the Company before the restrictions on the award have expired.

Restricted Stock Units.  The 2015 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Administrator for each award. Restricted stock unit awards entitle recipients to acquire shares of our Common Stock in the future under certain conditions. Holders of restricted stock units generally have no rights of ownership or as stockholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award. Restricted stock units are often granted in tandem with dividend equivalents, which are described below, however, no dividend equivalents are payable with respect to restricted stock units with performance-based vesting unless and until the performance conditions have been satisfied.

Dividend Equivalents.  Dividend equivalents may be granted by the Administrator based on the dividends declared on Common Stock between the date of the award and the date that the award vests, is exercised, distributed or expires. Dividend equivalents are converted to cash or additional shares of stock based on terms and limitations established by the Administrator. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Stock Payments.  The Administrator is authorized to make stock payments to any eligible individual under the 2015 Plan. Stock payments may be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to the recipient. The number or value of shares to be awarded, conditions and criteria for vesting, and the vesting schedule, will be set by the Administrator. Holders of stock payment awards have no rights as a stockholder until the stock payment has vested and the shares underlying the award have been issued.

Stock Appreciation Rights.  The Administrator is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2015 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of Common Stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the Company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise by the number of shares of Common Stock subject to the award. The maximum term for which stock appreciation rights may be exercisable under the 2015 Plan is ten years.

Stock Options.  Stock options may be granted under the 2015 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares of Common Stock at a specified exercise price. The exercise price per share for each stock option shall be set by the Administrator, but shall not be less than the Fair Market Value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of the Company). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten year limitation.

Incentive Stock Options.  Incentive stock options may be granted only to employees of the Company. No person who qualifies as a greater-than-10% stockholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Code.

Non-Qualified Stock Options.  With the consent of the holder, the Administrator is authorized to modify any incentive stock option granted under the 2015 Plan to disqualify the option from treatment as an incentive stock option under Section 422 of the Code.

28	2015 PROXY STATEMENT

Performance-Based Awards.  The Administrator, in its sole discretion, will determine at the time awards are granted or at any time thereafter whether such awards are intended to constitute “qualified performance-based compensation, or QPBC, within the meaning of Section 162(m). Even if stockholders approve the performance criteria set forth in the 2015 Plan for purposes of the QPBC exception, the Administrator may determine to pay compensation that is not QPBC under Section 162(m) and that is not deductible by reason thereof. To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m), which list was not included in the 2011 Plan. Section 162(m) imposes a $1 million cap on the compensation deduction that we may take in respect of compensation paid to our chief executive officer and certain of our other most highly compensated executive officers (other than our chief financial officer). However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Administrator and linked to stockholder-approved performance criteria. For purposes of the 2015 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire Company or a subsidiary, division, business unit or an individual, and may be used in setting performance goals applicable to other performance awards: earnings before interest, taxes, depreciation and amortization; operating earnings; net earnings; income; earnings before interest and taxes; total stockholder return; return on our assets; earnings or earnings per share; revenue; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; or completion of key projects and strategic plan development and/or implementation, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2015 Plan also permits the Administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards. To allow us to qualify awards as QPBC, we are seeking stockholder approval of the 2015 Plan and the performance criteria listed above.

Prohibition on Re-pricing.    Under the 2015 Plan, the Administrator may not, without the approval of our stockholders, authorize the re-pricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2015 Plan) of the underlying shares.

Change in Control.  In general, notwithstanding a Change in Control (as that term is defined in the 2015 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. No single-trigger vesting acceleration applies under the 2015 Plan in connection with a Change in Control. However, in the event the successor corporation refuses to assume or substitute for the award, the Administrator shall cause any or all of such awards to become fully vested and, if applicable, exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder. Regardless of any Change in Control, no adjustment or other action will be authorized for awards that are intended to qualify as QPBC, which would cause such awards to fail to continue to qualify as QPBC, unless the Administrator determines that the award should not so qualify, and no adjustment will be authorized that would cause the 2015 Plan to violate Section 422(b)(1) of the Code, or would result in short swing profits under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 under the Exchange Act, unless the Administrator determines the award is not to comply with such exemptive conditions.

Certain Transactions.  The Administrator has broad discretion to equitably adjust the provisions of the 2015 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations or other distributions (other than normal cash dividends) of our assets to stockholders. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Administrator will make equitable adjustments to outstanding awards.

Amendment and Termination.  The Administrator or the Board may amend, modify, suspend or terminate the 2015 Plan, as it deems necessary or appropriate in our best interests, without the approval of stockholders.

2015 PROXY STATEMENT	29

However, the Administrator must obtain the consent of any award holder before taking any action that impairs any rights or obligations of the holder (unless the award expressly provides otherwise). Further, it may not, without the approval of our stockholders, make any amendment to the 2015 Plan that would: (i) increase the limits on the maximum number of shares that may be issued under the 2015 Plan; (ii) decrease the share price of outstanding stock options or stock appreciation rights granted under the 2015 Plan; or (iii) cancel any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares.

The 2015 Plan provides that in no event may an award be granted pursuant to the 2015 Plan on or after the tenth anniversary of the date the 2015 Plan was approved by our Compensation Committee, which occurred on February 19, 2015.

Forfeiture and Claw-backs.  The 2015 Plan provides the Administrator with the authority to require, in an award agreement or otherwise, that all awards made under the 2015 Plan shall be subject to any claw-back policy implemented by the Company, including any claw-back policy adopted to comply with the requirements of applicable law (including the Dodd Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

United States Federal Income Tax Consequences.  The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.

Incentive Stock Options.  No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Non-qualified Stock Options.  No income is expected to be recognized by a participant for federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights.    There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any Common Stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.  If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of

30	2015 PROXY STATEMENT

the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units.    There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the Common Stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Performance Awards.    There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of Common Stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the Common Stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Dividend Equivalents.  Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitations on the Employer’s Compensation Deduction.  Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s stockholders, and meets certain other criteria, as described above under the heading “—Performance-Based Awards.”

Excess Parachute Payments.  Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals

2015 PROXY STATEMENT	31

that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2015 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code.  Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2015 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2015 Plan are not exempt from coverage. However, if the 2015 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the 2015 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2015 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

Except with respect to grants to certain non-employee directors pursuant to our non-employee director compensation policy, the number of awards that our named executive officers, other executive officers, directors and other employees may receive under the 2015 Plan will be determined in the discretion of the Administrator in the future, and the Administrator has not made any determination to make future grants to any persons under the 2015 Plan as of the date of this proxy statement. Therefore, other than as set forth below, it is not possible to determine the benefits that will be received in the future by participants in the 2015 Plan or the benefits that would have been received by such participants if the 2015 Plan had been in effect in the year ended December 31, 2014.

Name and Position	Dollar Value ($)

Lawrence E. Dewey	0
Chairman, President and Chief Executive Officer
David S. Graziosi	0
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
David L. Parish	0
Senior Vice President, Operations and Purchasing
Michael G. Headly	0
Senior Vice President, Global Marketing, Sales and Service
Randall R. Kirk	0
Senior Vice President, Product Engineering and Product Teams
All current executive officers as a group	0
All current non-employee directors as a group(1)	1,100,000
All employees except current executive officers as a group	0

(1)

Unless otherwise determined by the Board, pursuant to our non-employee director compensation policy, on the next business day following each annual stockholders meeting while the 2015 Plan is in effect, certain non-employee directors will automatically be granted from the 2015 Plan a restricted stock unit with a grant date Fair Market Value equal to $100,000 and may receive shares of our Common Stock or deferred common stock under the 2015 Plan, as further described below under the heading “Director Compensation”. The dollar value in the table above sets forth the amount of non-employee director compensation that we expect to grant

32	2015 PROXY STATEMENT

from the 2015 Plan to non-employee directors on the next business day following the Annual Meeting. Additional awards may be made to our non-employee directors under our 2015 Plan and/or our director compensation policy.

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2014(1).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	5,324,014 (3)	$17.49 (4)	13,171,863 (5)
Equity compensation plans not approved by security holders	—	—	—

Total	5,324,014	$17.49	13,171,863

(1)	For information regarding equity awards outstanding and available for future grants as of March 6, 2015 see “—Overview” above.

(2)	Consists of the 2011 Plan and the 2007 Plan.

(3)	Includes 396,687 shares subject to restricted stock and RSU awards and 5,367 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSU awards granted under the 2011 Plan.

(4)	Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(5)

Represents shares available for issuance under the 2011 Plan. No shares remain available for future issuance under the 2007 Plan. However, to the extent outstanding stock options under the 2007 Plan are forfeited or lapse unexercised, the shares of Common Stock subject to such stock options will be available for future issuance under the 2011 Plan. As of December 31, 2014, 242,828 shares that were previously subject to stock options outstanding under the 2007 Plan were forfeited or lapsed and are now included in the number of shares available for issuance under the 2011 Plan.

Vote Required; Recommendation

The approval of the 2015 Plan requires the affirmative vote of a majority of the voting shares entitled to vote on the proposal and represented in person or by proxy at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes have no effect on the outcome of the vote.

The Board unanimously recommends that stockholders vote FOR the approval of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan.

2015 PROXY STATEMENT	33

Proposal No. 4—Approval of the Allison Transmission Holdings, Inc. 2016 Incentive Plan

Overview

In this Proposal 4, we are requesting stockholders approve the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the 2016 Incentive Plan, including the material terms of performance goals that may apply to awards granted under the 2016 Incentive Plan intended to qualify as performance-based compensation under Section 162(m). The 2016 Incentive Plan is described in more detail below.

The Compensation Committee approved the 2016 Incentive Plan on February 19, 2015 subject to stockholder approval of the 2016 Incentive Plan at our Annual Meeting in 2015. If the 2016 Incentive Plan is approved by the stockholders, the 2016 Incentive Plan will become effective on March 15, 2016.

We believe that the effective use of performance-based cash incentive awards has been integral to our success in the past and is vital to our ability to achieve continued strong performance in the future. We also believe that grants of cash incentive awards enable us to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to our performance. Accordingly, the Board believes that approval of the 2016 Incentive Plan is in the best interests of the Company and the Board recommends that stockholders vote for approval of the 2016 Incentive Plan.

If the 2016 Incentive Plan is approved, it will replace the Allison Transmission Holdings, Inc. Incentive Plan, or the Prior Incentive Plan, on March 15, 2016 and no further awards will be granted thereunder after such date. All awards previously granted under the Prior Incentive Plan will remain governed by the terms of the Prior Incentive Plan as previously in effect.

Although we have not adopted a policy that all compensation paid to our executive officers must be deductible, the 2016 Incentive Plan is intended to allow us to provide performance-based compensation that will be tax deductible by us without regard to the limits of Section 162(m). Therefore, for purposes of Section 162(m), we are asking our stockholders to approve the 2016 Incentive Plan and the list of performance criteria that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under the Code, as described below under the heading “—Performance Criteria,” in the event we choose to seek to structure compensation in a manner that will satisfy the performance-based compensation exception to Section 162(m). Should we choose to do so, stockholder approval of the 2016 Incentive Plan and such criteria should preserve our ability to satisfy this exception and deduct compensation associated with future performance-based awards to certain executives. Awards that we may grant under the 2016 Incentive Plan may qualify as performance-based compensation if the payment of the award is subject to the achievement during a performance period of performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure under performance-based awards. For such awards to qualify as performance-based compensation, they must be in amounts that are within the individual award limits set forth in the 2016 Incentive Plan and stockholders must approve the material terms of the performance goals every five years. Such approval does not guarantee that incentive compensation that we pay to our covered employees will qualify as performance-based compensation for purposes of Section 162(m), but will permit the Compensation Committee to seek to structure incentive compensation to meet the performance-based compensation requirements if it chooses to do so in its sole discretion.

If the 2016 Incentive Plan is not approved by the stockholders, the 2016 Incentive Plan will not become effective, no awards shall be granted under the 2016 Incentive Plan and the Prior Incentive Plan will remain in effect and we will continue to make awards under the Prior Incentive Plan. However, any awards under the Prior Incentive Plan will not be eligible for deduction under Section 162(m).

Description of the 2016 Incentive Plan

The following sets forth a description of the material features and terms of the 2016 Incentive Plan. The following summary is qualified in its entirety by reference to the full text of the 2016 Incentive Plan, which is attached hereto as Appendix B.

34	2015 PROXY STATEMENT

Administration.  The 2016 Incentive Plan is administered by our Compensation Committee, which may delegate its authority under the 2016 Incentive Plan to any of its duly constituted subcommittees. With respect to awards that are intended to qualify as performance-based compensation under Section 162(m), the Compensation Committee shall take all action with respect to such awards, and the individuals taking such action shall consist solely of two or more directors of the Company who are not also employees of the Company or any subsidiary, each of whom is appointed by and holding office at the pleasure of the Board and each of whom is intended to qualify as an “outside director” for purposes of Section 162(m).

Eligibility.  Each of our executive officers and each of our other employees designated by the Compensation Committee are eligible to participate in the 2016 Incentive Plan. The Compensation Committee determines the type and size of the award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the 2016 Incentive Plan’s terms. Based on historic compensation practices approximately 2,700 individuals are eligible to receive awards; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements.

Performance Criteria.  The Compensation Committee may establish the performance objective or objectives that must be satisfied in order for a participant to receive an award under the 2016 Incentive Plan or may make discretionary payments from the 2016 Incentive Plan.

To qualify as performance-based compensation under Section 162(m), the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). Section 162(m) imposes a $1 million cap on the compensation deduction that we may take in respect of compensation paid to our chief executive officer and certain of our other most highly compensated executive officers (other than our chief financial officer). However, compensation that qualifies as performance-based compensation within the meaning of Section 162(m) is excluded from the calculation of the $1 million cap. The Compensation Committee, in its sole discretion, will determine at the time awards are granted or at any time thereafter whether such awards are intended to constitute performance-based compensation within the meaning of Section 162(m). However, even if stockholders approve the performance criteria set forth in the 2016 Incentive Plan for purposes of the qualified-performance based compensation exception under Section 162(m), the Compensation Committee may determine to pay compensation that is not qualified performance-based compensation under Section 162(m) and that is not deductible by reason thereof.

In order to constitute qualified performance-based compensation under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to stockholder-approved performance criteria. For purposes of the 2016 Incentive Plan, one or more of the following performance criteria will be used in setting performance objectives applicable to performance-based compensation under Section 162(m) and may be used in setting performance objectives applicable to other awards: earnings before interest, taxes, depreciation and amortization; operating earnings; net earnings; income; earnings before interest and taxes; total stockholder return; return on our assets; earnings or earnings per share; revenue; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; or completion of key projects and strategic plan development and/or implementation. As determined by the Compensation Committee in its sole discretion, performance objectives may be based on performance criteria other than as provided in the 2016 Incentive Plan, except with respect to awards intended to qualify as performance-based compensation under Section 162(m). Performance objectives may be established on a company-wide basis or with respect to one or more business units, divisions, subsidiaries or products, or with respect to an individual. Performance objectives may also be based upon the relative or comparative achievement of performance criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the Compensation Committee for the applicable performance period. The Compensation Committee may exclude any or all extraordinary, unusual and/or non-recurring items and the cumulative effects of accounting changes from performance objectives for a performance period and may also adjust performance objectives in its discretion.

2015 PROXY STATEMENT	35

To allow us to qualify awards as performance-based compensation under Section 162(m), we are seeking stockholder approval of the 2016 Incentive Plan and the performance criteria listed above.

Payment.  Payment of awards will be made as soon as practicable after the Compensation Committee certifies that one or more of the applicable performance criteria have been attained or determines the payable amount of an award. The Compensation Committee will determine whether an award will be paid in cash, stock (including restricted stock or restricted stock units) or other awards under our long-term equity incentive plan, or in a combination of cash, stock and other awards, and may impose whatever additional conditions on such shares or other awards as it deems appropriate, including conditioning the vesting of such shares or other awards on the performance of additional service, and any such award may be intended to qualify as performance-based compensation under Section 162(m) as determined by the Compensation Committee in its sole discretion.

Maximum Award; Discretion.  The maximum award amount payable to a participant in cash per fiscal year under the 2016 Incentive Plan is $6,000,000. The Compensation Committee may, in its discretion, increase, subject to the maximum award amount, reduce or eliminate awards otherwise payable under the 2016 Incentive Plan for any reason.

Termination of Employment.  Unless otherwise determined by the Compensation Committee in its discretion, or as set forth in a participant’s employment agreement with us or a subsidiary, any participant whose employment terminates will forfeit all rights to any and all unpaid awards under the 2016 Incentive Plan.

Forfeiture of Award Amounts.  The 2016 Incentive Plan provides the Compensation Committee with the authority to require, in an agreement evidencing an award under the 2016 Incentive Plan or otherwise, or to require a participant to agree by a separate written or electronic document, that all awards made under the 2016 Incentive Plan shall be subject to any claw-back policy implemented by us, including any claw-back policy adopted to comply with the requirements of applicable law (including the Dodd Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

Amendment or Alteration.  The Board or the Compensation Committee may at any time amend, suspend, discontinue or terminate the 2016 Incentive Plan.

New Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2016 Incentive Plan will be determined at the discretion of the Compensation Committee and are not currently determinable. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2016 Incentive Plan or the benefits that would have been received by such participants if the 2016 Incentive Plan had been in effect in fiscal year 2014. The 2016 Incentive Plan shall become effective on March 15, 2016, subject to stockholder approval at the Annual Meeting in 2015. No awards have been issued under the 2016 Incentive Plan as it is not yet effective.

Vote Required; Recommendation

The approval of the 2016 Incentive Plan requires the affirmative vote of a majority of the voting shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes have no effect on the outcome of the vote.

The Board unanimously recommends that stockholders vote FOR the approval of the Allison Transmission Holdings, Inc. 2016 Incentive Plan.

36	2015 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, which we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2014 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.

For the year ended December 31, 2014, our NEOs were:

•	Lawrence E. Dewey, Chairman, President and Chief Executive Officer,

•	David S. Graziosi, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary,

•	David L. Parish, Senior Vice President, Operations and Purchasing,

•	Michael G. Headly, Senior Vice President, Global Marketing, Sales and Service, and

•	Randall R. Kirk, Senior Vice President, Product Engineering and Product Teams.

We intend to provide our NEOs with compensation that is significantly performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

Compensation Strategy and Context. We became publicly-traded through an initial public offering in March of 2012. Since that time, we have been in a process of evolving our pay practices to align with public company practices where appropriate, while maintaining the best elements of our practices utilized while a private company. Our compensation strategy today is designed to be competitive relative to market practices for a publicly-traded company while continuing to encourage maximization of stockholder value by providing a strong focus on achieving superior performance over the long-term. We achieve this strategy through a combination of:

•	Competitive base salaries;

•

An annual incentive plan, which we refer to as iComp, focused on adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, Gross Adjusted Free Cash Flow and quality objectives; and

•	Regular annual awards of equity, using both stock options and restricted shares, to align the interests of our executives with the interests of our stockholders.

The objective is to create competitive annual pay levels and to provide a balanced portfolio of cash and equity incentives designed to attract, retain and motivate key executives in a public company environment. The key components of this new strategy are discussed in greater detail under “—2014 Compensation Decisions” below.

In addition, we have continued to adjust our policies and practices to be consistent with the governance requirements of a public company. In 2014 and through early 2015 this includes:

•

The appointment of two non-Sponsor directors to the Compensation Committee in 2014, including a new non-Sponsor Chairman of the Committee (as of February 2015, the Committee is comprised of all non-Sponsor directors).

•

The addition of formal change in control severance agreements, or CiC Agreements, for our senior officers (and the renegotiation of employment agreements for Messrs. Dewey and Graziosi) to ensure the alignment of our executives’ interests with the interests of our stockholders in the case of a corporate change and continuity of our leadership team.

2015 PROXY STATEMENT	37

•

The design and development of a new performance-based restricted share plan for 2015 to further align the interests of our executives with our stockholders, discussed in more detail below under “2015 Performance-based Restricted Stock Design.”

2014 Business Results and Implications for Compensation. We achieved strong financial results and executed several key strategic priorities in 2014. Highlights include:

•

Generating above target Adjusted EBITDA of $745.0 million, our highest Adjusted EBITDA ever achieved, resulting in strong performance with respect to our Adjusted EBITDA margin, which was 35.0% for 2014.

•	Delivering above target Gross Adjusted Free Cash Flow of $504.4 million.

•

Achieving above target 90 day (and under) incidents per thousand vehicles, or IPTV, claims for North America markets of 8.4 and above target 90 day (and under) IPTV claims for Outside North America markets of 13.8.

As a result of these accomplishments, our 2014 performance was 111.8% of target for purposes of our iComp program. Adjusted EBITDA, Adjusted EBITDA margin and Gross Adjusted Free Cash Flow are non-GAAP financial measures. For information about how we define these measures and where to find a reconciliation to the most comparable GAAP measures, refer to the discussion below under the heading “—2014 Compensation Decisions—Annual Performance-Based Compensation.” These results allowed us to return value to stockholders by repurchasing approximately $249.8 million of our common stock and paying $91.6 million in cash dividends to stockholders in 2014.

Advisory Vote on Executive Compensation. In 2013 our stockholders voted for future advisory votes on executive compensation to be held once every three years. We believe that this three-year cycle remains appropriate as we continue to evolve our pay practices to align with our public company peers and these changes will take place over a timeframe longer than a single year. As a result, we did not have an advisory vote on executive compensation in 2014.

Corporate Governance Framework

We strive to maintain control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:

•

Pay for Performance: On average, approximately 77% of 2014 NEO total direct compensation, calculated as base salary, annual incentive compensation at target-level achievement and long-term incentive awards, is performance-based and is tied to financial performance and/or the performance of our stock price. Approximately 49% of 2014 NEO total direct compensation is equity-based, with vesting over approximately three years.

•

Executive stock ownership guidelines: The Allison Transmission Executive Stock Ownership Policy requires certain key employees to own, within five years of the date of the policy’s adoption, an amount of our common stock equal to a multiple of their salary. The multiple for the Chief Executive Officer is 5.0x salary, for the other NEOs is 3.0x salary and for the remaining key employees is 1.5x salary. As of December 31, 2014, all of our NEOs were in compliance with the ownership requirements under this policy. We believe that direct ownership of our stock provides our NEOs with a strong incentive to increase the value of the Company.

•	No tax gross-ups: We provide no tax gross-ups on any benefits or perquisites, including after a change in control.

•	No hedging of Allison stock: The Allison Insider Trading Policy prohibits our executive officers from hedging the economic risk of ownership of our common stock.

•	No Re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.

•	Double trigger change in control: No severance payment or equity acceleration occurs solely as the result of a change in control event.

38	2015 PROXY STATEMENT

•	Independent Compensation Committee: All of the members of our Compensation Committee are independent as defined by NYSE listing standards and applicable SEC rules and regulations.

•	Independent Consultant: The Compensation Committee engages an independent compensation consultant that does not provide any other services to us.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.

We do not target a specific mix of compensation elements by executive, but our overall philosophy is to emphasize performance-based pay and long-term incentives in particular. The following charts illustrate this emphasis for our CEO and other NEOs showing base salary, target annual cash incentive opportunity and target long-term incentive opportunity as a percentage of target total direct compensation for 2014:

2015 PROXY STATEMENT	39

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

iComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards

To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance and change in control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.

Retirement savings (401(k)), pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

Our compensation decisions for the NEOs in 2014 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our Chief Executive Officer and other NEOs under our annual iComp program for each year; and (iv) making equity award grants under our 2011 Plan. To aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations at least annually to the Compensation Committee regarding the compensation of officers. The performance of our senior executive management team is reviewed at least annually by the Compensation Committee and the Compensation Committee approves each NEO’s compensation at least annually.

In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the salaries of executive officers in similar positions and with similar responsibilities in our marketplace and adjusted for financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to provide continuing performance incentives.

40	2015 PROXY STATEMENT

Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2014. During 2014, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:

•	Identifying a peer group of appropriately sized public companies for making market comparisons;

•	Assessing executive pay levels and practices relative to market practices;

•	Evaluating Board compensation relative to market practices;

•	Supporting the Compensation Committee in developing a go-forward pay philosophy and equity incentive strategy, including the design of the new performance-based stock awards for 2015;

•	Reviewing pay recommendations for executive officers;

•	Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation;

•	Evaluating severance and change in control policies and practices and developing recommendations for changes where warranted;

•	Reviewing and providing input on the new executive employment agreements;

•	Supporting the development of the new equity plan being recommended in this proxy statement for stockholder approval;

•	Completing a review of compensation-related risks; and

•	Reviewing and providing input on the annual compensation disclosures.

Semler Brossy does not provide any other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.

Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation, in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.

The Compensation Committee reviewed peer group data provided by Semler Brossy in 2014 for purposes of comparing our executive compensation programs and amounts to those of other publicly traded companies with similar size and financial characteristics to our own or operating in similar industries. For pay decisions made for 2014, the peer group consisted of the following companies:

• BorgWarner Inc.	• Gardner Denver Inc.
• Rexnord Corporation	• Wabtec Corp.
• Rockwell Automation, Inc.	• IDEX Corporation
• Joy Global Inc.	• Sensata Technologies Holding NV
• Flowserve Corporation	• Woodward, Inc.
• AMETEK, Inc.	• TransDigm Group Incorporated
• Roper Industries, Inc.	• Nordson Corporation
• Pall Corporation	• CLARCOR Inc.
• WABCO Holdings Inc.	• Gentex Corporation
• Donaldson Company, Inc.	• Graco Inc.

Gardner Denver Inc. has been removed from the peer group for 2015 because it is no longer a public company and Lincoln Electric Holdings, Inc. was added to the peer group as a replacement. This revised peer group will be used to assess compensation decisions for 2015.

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2014 Compensation Decisions

Base Compensation. We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent, while taking into account the total compensation package provided to each NEO. Each year we determine base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers as assessed by the Compensation Committee, and for executive officers other than the Chief Executive Officer, in conjunction with recommendations made by the Chief Executive Officer. No formulaic base salary increases are provided to the NEOs. In February 2014, the Compensation Committee approved increased base salaries for certain of our NEOs. Base salaries for our NEOs in 2014 were as follows:

Name and Principal Position	2014 Base Salary ($)	Percent Increase (%)
Lawrence E. Dewey	800,000	0%
Chairman, President and Chief Executive Officer
David S. Graziosi	575,000	0%
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
David L. Parish	385,000	2.67%
Senior Vice President, Operations and Purchasing
Michael G. Headly	375,000	15.38%
Senior Vice President, Global Marketing, Sales and Service
Randall R. Kirk	335,000	3.08%
Senior Vice President, Product Engineering and Product Teams

In 2014 Mr. Headly was made responsible for Marketing, Sales and Service on a global basis in addition to his responsibilities for North America. His salary increase in 2014 reflects this additional significant increase in responsibility. The salary increases for the other NEOs are more in line with the general increases for the overall employee base in 2014.

Annual Performance-Based Compensation. Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive incentive bonus compensation, which we refer to as iComp, in the event certain specified corporate performance measures are achieved. The annual iComp pool and the NEOs’ initial iComp awards are approved by the Compensation Committee based upon a formula with reference to the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.

Under the terms of the iComp program, the formulaic iComp awards are based upon a percentage of base salary and have been set at or above what our Compensation Committee believes to be market levels such that our total cash compensation is generally intended to be more performance-oriented than that of our peers. For our NEOs, this percentage ranged from 100% to 150% of salary for target-level achievement in 2014. As a result, at target performance levels, our NEOs will receive total direct cash compensation at above median levels as compared to similar executives at our peer group companies, for what the Compensation Committee believes will be above median levels of performance. Maximum formulaic iComp awards are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual iComp award.

42	2015 PROXY STATEMENT

The following chart sets forth the formulaic iComp awards for target-level achievement and the maximum formulaic iComp awards for our NEOs for 2014:

Name and Principal Position	Formulaic iComp at target- level performance (% of base salary)	Maximum formulaic iComp award (% of base salary)
Lawrence E. Dewey	150%	375%
Chairman, President and Chief Executive Officer
David S. Graziosi	115%	287.5%
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
David L. Parish	100%	250%
Senior Vice President, Operations and Purchasing
Michael G. Headly	100%	250%
Senior Vice President, Global Marketing, Sales and Service
Randall R. Kirk	100%	250%
Senior Vice President, Product Engineering and Product Teams

For the year ended December 31, 2014, iComp performance goals were based upon Adjusted EBITDA, Gross Adjusted Free Cash Flow and quality metrics. The Compensation Committee chose these metrics as they believe that EBITDA and Cash Flow metrics remain important indicators of our long-term value creation for stockholders. Quality metrics are included to incent employees to maintain focus on what is one of our most important competitive differentiators. For this purpose, Adjusted EBITDA was defined as our consolidated earnings before interest expense or income, income tax expense or income, depreciation and amortization expenses and other adjustments as defined by our credit agreement. Gross Adjusted Free Cash Flow was defined as net cash provided by operating activities, additions of long-lived assets, change in U.S. government price reduction reserve and excess tax benefit from stock-based compensation. The Quality metric was comprised of two separate components: 90 day (and under) IPTV claims for North America markets and 90 day (and under) IPTV claims for Outside North America markets. Adjusted EBITDA and Gross Adjusted Free Cash Flow are non-GAAP financial measures. A reconciliation of Adjusted EBITDA, as well as Adjusted Free Cash Flow and Adjusted EBITDA margin, to the most comparable GAAP measures can be found in our annual report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on February 20, 2015. Gross Adjusted Free Cash Flow excludes certain charges related to a change in our defense price reduction reserve and technology-related license expenses that are included in Adjusted Free Cash Flow.

The targets for 2014 iComp were approved by the Compensation Committee in February 2014. The established targets were based on an original, three-year plan for these objectives discussed in early 2013, and modified after taking into consideration our actual performance for 2013 and the heightened level of uncertainty in our end markets outlook for 2014. Based on these factors, the Compensation Committee determined to set an Adjusted EBITDA target of $680 million for 2014, which was slightly higher than 2013 results and above the Company’s 2014 business plan, but slightly lower than the $700 million objective originally contemplated for 2014. Due to investor focus on the cash generation of the business, the Compensation Committee approved an adjustment of the weighting between the Adjusted EBITDA and Gross Adjusted Free Cash Flow metrics from 75% and 20% in 2013 to 65% and 30% for 2014, respectively, in order to better align employee interests with those of our stockholders. In February 2015, the Compensation Committee approved an increase to the threshold, target and maximum Gross Adjusted Free Cash Flow performance metric for 2014, due to positive, but non-performance related, impact of U.S. government price reduction reserve caused by the U.S. government’s failure to complete pricing audits in calendar year 2014, from $324.0 million, $405.0 million and $506.25 million, respectively, to $345.4 million, $431.8 million and $539.75 million, respectively. This increase in the performance goals resulted in a lower iComp payout than would have been payable under the original goals set for the year. As outlined in more detail below, we achieved above target performance for all four iComp performance metrics, resulting in our overall iComp payout being above target.

2015 PROXY STATEMENT	43

Once the extent of achievement of corporate iComp targets and the formulaic iComp calculations have been determined, the Compensation Committee may adjust the total funding amount of iComp awards upward or downward by a maximum of 25% of target iComp based upon its subjective assessment of our overall performance, taking into account the general industry and economic conditions in which we operate, and for iComp awards paid to our NEO group, each NEO’s individual performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, iComp funding amounts may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, mergers and acquisitions, or other factors, if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. The Compensation Committee made no adjustments to the total funding amount for iComp awards for 2014.

The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our iComp program for the year ended December 31, 2014:

Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Adjusted EBITDA	65%	$544.0	$680.0	$850.0	$745.0
Gross Adjusted Free Cash Flow	30%	$345.4	$431.8	$539.75	$504.4
North America ≤ 90 Day IPTV	2.5%	9.3	8.5	7.5	8.4
Outside North America ≤ 90 Day IPTV	2.5%	18.4	16.0	13.0	13.8

Once the extent of achievement of iComp targets has been established, the total iComp funding pool is determined by increasing the formulaic iComp payout for each performance metric by 6% for each percentage of performance that exceeds the target performance goals, multiplied by the weighting for each performance metric. Based on the foregoing levels of corporate achievement, the formulaic iComp payout was approximately 171% for 2014 performance, resulting in formulaic iComp award calculations for the NEOs for the year ended December 31, 2014 as follows:

Name	% of Target Award	% of Base Salary
Lawrence E. Dewey	171%	256%
David S. Graziosi	171%	196%
David L. Parish	171%	171%
Michael G. Headly	171%	171%
Randall R. Kirk	171%	171%

The Compensation Committee adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s performance, business impact, contributions and leadership, among other factors. The discretionary adjustments were made to individual payouts to the NEOs within the total iComp funding pool for NEOs and did not increase the total amount that was paid to the NEOs as a group. Specifically, the Compensation Committee approved adjustments to the formulaic payouts to the below named NEOs for the following reasons:

•	Mr. Dewey: reduced at the recommendation of Mr. Dewey despite good performance across the business.

•	Mr. Parish: his oversight of operational expense management despite significant fluctuations in sales forecasts.

•	Mr. Headly: his leadership of the strong performance for our North America end market offset by below target Outside North America end market sales.

•

Mr. Kirk: his taking on additional responsibilities for our Product Teams organization and continued leadership of our engineering department, particularly relating to new products and technologies under development.

The actual iComp awards earned by the NEOs for 2014 are set forth below in our Summary Compensation Table for 2014 under the column entitled “Non-Equity Incentive Plan Compensation.”

44	2015 PROXY STATEMENT

Long-Term Equity Incentive Awards.

2014 Annual Equity Awards. The Compensation Committee approves annual equity awards in the form of stock options and restricted stock or RSUs to NEOs and other key employees at its first regularly scheduled meeting of each year, which typically occurs in February. Consistent with this policy, in February 2014 the Compensation Committee granted equity awards to certain key employees, including our NEOs, in the form of stock options and time-based restricted stock for our NEOs and stock options and RSUs for all other employees, as part of our annual equity award program. We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. Restricted stock awards were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. For the other employees, the Compensation Committee granted awards of 100% time-based restricted stock in order to align the interests of employees with those of our stockholders by rewarding stock price appreciation and enhance retention. Both the 2014 stock option and restricted stock awards promote executive retention by cliff-vesting on December 1, 2016.

The number of stock options and restricted stock/RSUs granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. Target values for each of our NEOs for 2014 were as follows:

Name	Target Value of Long-Term Equity Incentive Awards ($)
Lawrence E. Dewey	3,000,000
David S. Graziosi	920,000
David L. Parish	462,000
Michael G. Headly	450,000
Randall R. Kirk	402,000

The target value was then divided by a 60-day average share price to determine the number of shares to grant, with 70% allocated to stock options and 30% allocated to restricted stock for our NEOs. We emphasized stock options for our NEOs, rather than restricted stock, to align with our pay strategy of maximizing stockholder value over the long-term, which we believe stock options more effectively help to accomplish. The number of shares allocated to stock options was then multiplied by two to reflect the lower value of a stock option as compared to a share of restricted stock. Our NEOs were granted the following awards on February 18, 2014:

Name	Stock Options (#)	Restricted Stock (#)
Lawrence E. Dewey	151,200	32,400
David S. Graziosi	46,200	9,900
David L. Parish	23,800	5,100
Michael G. Headly	22,400	4,800
Randall R. Kirk	21,000	4,500

The stock options expire ten years from the date of grant and vest on December 1, 2016, subject to the optionee’s continued employment on the vesting date. The stock options have an exercise price of $30.23, which is the closing price of a share of our common stock on the date of grant as reported by the NYSE. The restricted stock vests on December 1, 2016, subject to the employee’s continued employment on the vesting date.

The value of the awards as reported in the Summary Compensation Table are based on the closing price on the date of grant and computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.

2015 Performance-based Restricted Stock Design. Starting in 2015, the Compensation Committee has approved a new long-term incentive framework that includes performance-based restricted stock awards for senior executives, in addition to stock options and restricted stock awards. Specifically, the NEOs’ annual equity awards will be allocated as 1/3 of the value in stock options, 1/3 of the value in performance-based restricted stock and 1/3

2015 PROXY STATEMENT	45

of the value in time-based restricted stock. For the 2015-2017 performance period, the Compensation Committee approved relative total shareholder return, or rTSR, as the metric for the new performance-based restricted stock awards, with our rTSR compared to the same premier industrial peer group companies that are used to benchmark competitive pay, with the addition of Eaton Corporation plc and Cummins Inc. The Compensation Committee believes that this new performance-based equity incentive award is both consistent with market best practices for executive pay and rewards our executives appropriately for company performance over the long-term on both an absolute and relative basis.

Dewey and Graziosi Employment Agreement Retention Awards

In addition to the annual equity awards described above, the Compensation Committee also approved a package of cash and restricted stock retention awards for Messrs. Dewey and Graziosi in connection with the new employment agreements negotiated in 2014. The objective of these retention awards was to incent both Mr. Dewey and Mr. Graziosi to remain employed with us for the next three-year period, which the Compensation Committee believes is a critical period to ensure continuity of our leadership team given the long-tenure of many of our executives, anticipated employee turn-over and the expected succession planning needs of the organization. The specific terms of these awards were as follows:

•

Cash Retention Award: For the years 2014 through 2016, Messrs. Dewey and Graziosi were awarded cash retention awards payable on January 15 of the year following the year of service, in the following amounts: Mr. Dewey—$150,000 payable January 15, 2015, $300,000 payable January 15, 2016, and $500,000 payable January 15, 2017; and Mr. Graziosi—$125,000 payable January 15, 2015, $250,000 payable January 15, 2016, and $425,000 payable January 15, 2017.

•

Restricted Stock Retention Award: Messrs. Dewey and Graziosi were granted shares of restricted stock on April 15, 2014, the effective date of their respective employment agreements. Mr. Dewey received 60,000 shares of restricted stock, with 20,000 shares vesting on each of January 31, 2015, 2016 and 2017, subject to his continued employment with us. Mr. Graziosi was awarded 50,000 shares of restricted stock, with 17,500 shares vesting on January 31, 2015, 17,500 shares vesting on January 31, 2016 and 15,000 shares vesting on January 31, 2017, subject to his continued employment with us.

Defined Contribution Plans

We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits eligible salaried employees of the Company to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.

We provide matching contributions to the 401(k) Plan in an amount equal to one hundred percent of each participant’s contributions, up to a maximum of four percent of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either one percent and/or four percent of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.

The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.

Defined Benefit Plans

Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.

46	2015 PROXY STATEMENT

Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Each of Messrs. Dewey, Parish, Headly and Kirk participate in our defined benefit plan. For additional information on the accrued pension benefits for the NEOs in 2014, see the “Pension Benefits for 2014” table below.

Deferred Compensation Plan

We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of credited service, except that retention or other special bonuses or employer contributions may have separate vesting schedules. Upon death or disability of the participant or a change in control affecting us, a participant’s account becomes 100% vested.

Employment and Severance Arrangements

The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us may result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of Messrs. Dewey and Graziosi entered into an employment agreement in April 2014 which provides for severance benefits upon termination of employment. In addition, in February 2014 we entered into a change in control severance agreement, or CiC Agreement, with each of Messrs. Headly, Kirk and Parish.

Mr. Dewey’s employment agreement, dated as of April 15, 2014, has an initial term ending on February 28, 2017 and is extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods to terminate the agreement. The employment agreement entitles Mr. Dewey to an annual base salary and annual performance-based bonus award and participation in our long-term incentive program and employee benefit programs as may be available to other senior officers from time to time. Mr. Dewey’s employment agreement prohibits him from competing with certain of our businesses during his employment and for 24 months following termination or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us during his employment and for 18 months following termination.

Mr. Graziosi’s employment agreement, dated as of April 15, 2014, has an initial term ending on February 28, 2017 and is extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods to terminate the agreement. The employment agreement entitles Mr. Graziosi to an annual base salary and annual performance-based bonus award and participation in our long-term incentive program and employee benefit programs as may be available to other senior officers from time to time. Mr. Graziosi’s employment agreement prohibits him from competing with certain of our businesses during his employment and for 24 months following termination or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us during his employment and for 18 months following termination.

For additional information regarding the retention awards awarded under Messrs. Dewey’s and Graziosi’s employment agreements, see “—Dewey and Graziosi Employment Agreement Retention Awards” above. For information on the potential payments Messrs. Dewey and Graziosi would have received under their employment agreements had their employment terminated by us without cause, by the executive for good reason, due to non-extension of the employment term, due to the executive’s death or disability or due to the executive’s retirement, in each case, on December 31, 2014 see “Potential Payments upon Termination or Change-in-Control” below.

The CiC Agreements are intended to ensure our management’s interests align with the best interests of our stockholders in the event of a transaction that would constitute a change in control, and also to maintain continuity

2015 PROXY STATEMENT	47

of management in the context of a transaction in which we undergo a change in control (as defined in the CiC Agreement). Payments under these agreements are “double triggered,” which means that payment of severance to the executive is only paid if (i) we have experienced a change in control within two years of the executive’s termination, and (ii) the executive’s employment is terminated without cause or the executive resigns with good reason. The severance paid under the agreements will be in an amount equal to two times (1) annual base salary plus (2) target bonus amount. In addition, all unvested equity or equity-based awards will fully vest upon a qualifying termination.

For each of the NEOs, “Cause” and “Good Reason” are defined in the applicable employment agreement or CiC Agreements.

Other Elements of Compensation and Perquisites

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles and, for certain executives (generally executives who commenced service with our predecessor prior to our separation from General Motors), an automobile allowance. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in our Summary Compensation Table.

Tax Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code may limit the amount that we may deduct from our federal income taxes for compensation paid to our chief executive officer and our three most highly compensated NEOs (other than our chief financial officer) to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limit for certain forms of performance-based compensation. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, the Compensation Committee believes that we should not be constrained by the requirements of the Section 162(m) exception where those requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that would require that all executive compensation be deductible. Our Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitations when it believes these payments are appropriate and in the best interests of the Company and our stockholders.

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Code Section 409A. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Code Section 409A.

Compensation Committee Report

The Compensation Committee of the Board of Directors consists of the three directors named below, each of whom meets the independence standards of the NYSE and the rules and regulations of the SEC.

We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of

48	2015 PROXY STATEMENT

Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and the proxy statement for the 2015 annual meeting of stockholders.

The Compensation Committee

Richard V. Reynolds, Chairman

David F. Denison

David C. Everitt

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table for 2014

The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)	All Other Compensation ($)(4)	Total ($)
Lawrence E. Dewey	2014	800,000	150,000(5)	2,724,252	1,439,106	2,012,000	78,118	70,448	7,273,924
Chairman, President and Chief Executive Officer	2013 2012	787,500 500,000	— —	962,064 4,929,600	1,996,154 —	1,200,000 1,300,000	18,087 56,674	70,397 43,404	5,034,202 6,829,678
David S. Graziosi	2014	575,000	125,000(5)	1,753,277	439,727	1,130,000	—	48,654	4,071,658
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2013 2012	575,000 425,000	— —	297,108 3,081,000	616,459 —	770,000 825,000	— —	49,826 29,295	2,308,393 4,360,294
David L. Parish	2014	383,333	—	154,173	226,526	675,000	60,637	52,988	1,552,657
Senior Vice President, Operations and Purchasing	2013 2012	375,000 300,000	— 50,000	141,480 1,027,000	293,552 —	425,000 450,000	18,293 66,202	52,055 38,606	1,305,380 1,931,808
Michael G. Headly	2014	366,667	—	145,104	213,201	570,000	60,903	51,826	1,407,701
Senior Vice President, Global Marketing, Sales and Service	2013 2012	325,000 260,000	— —	127,332 1,027,000	264,197 —	333,750 355,000	21,175 65,623	49,969 36,890	1,121,423 1,744,513
Randall R. Kirk	2014	333,333	—	136,035	199,876	615,000	76,441	46,713	1,407,398
Senior Vice President, Product Engineering and Product Teams	2013 2012	325,000 260,000	— —	127,332 1,245,607	264,197 —	333,750 350,000	20,803 55,397	46,672 34,344	1,117,754 1,945,348

(1)

Amounts shown represent the aggregate grant date fair value, computed in accordance with the ASC 718, of all awards of stock granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see NOTE 14 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2014 and December 31, 2013 and NOTE 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

For 2014, amounts shown include restricted stock granted on February 18, 2014 for all NEOs and restricted stock granted to Messrs. Dewey and Graziosi on April 15, 2014 pursuant to their employment agreements. To determine the grant date fair value of stock awards granted on February 18, 2014, we used $30.23, the closing market price of a share of our common stock as reported by the NYSE on that date. To determine the grant date fair value of stock awards granted on April 15, 2014, we used $29.08, the closing market price of a share of our common stock as reported by the NYSE on that date. The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future.

2015 PROXY STATEMENT	49

(2)

Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see NOTE 14 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2014 and December 31, 2013. For 2014, amounts shown include stock options granted on February 18, 2014.

(3)

Represents the awards earned under our annual iComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2014 Compensation Decisions—Annual Performance-Based Compensation” above.

(4)	Amounts for 2014 include the following:

	Dewey	Graziosi	Parish	Headly	Kirk
Automobile allowance	16,200	—	16,200	16,200	16,200
Employer contributions under 401(k) Plan	10,400	21,579	9,971	10,400	10,400
Employer contributions under Deferred Compensation Plan	32,000	23,000	15,333	14,667	13,333
Allison-paid life and disability insurance premiums	10,062	3,510	11,484	9,908	6,455
Personal use of Allison automobiles	1,786	565	—	651	325

(5)

Represents the retention bonuses paid to Messrs. Dewey and Graziosi in January 2015 for 2014 service pursuant to their new employment agreements. For a discussion the retention bonuses, see “Compensation Discussion and Analysis—Dewey and Graziosi Employment Agreement Retention Awards.”

Grants of Plan-Based Awards for 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)
Lawrence E. Dewey	02/18/2014				32,400	—	—	979,452	(2)
	02/18/2014				—	151,200	$30.23	1,439,106	(3)
	04/15/2014				60,000	—	—	1,744,800	(4)
	—	—	1,200,000	3,000,000
David S. Graziosi	02/18/2014				9,900	—	—	299,277	(2)
	02/18/2014				—	46,200	$30.23	439,727	(3)
	04/15/2014				50,000	—	—	1,454,000	(4)
	—	—	661,250	1,653,125
David L. Parish	02/18/2014				5,100	—	—	154,173	(2)
	02/18/2014				—	23,800	$30.23	226,526	(3)
	—	—	385,000	962,500
Michael G. Headly	02/18/2014				4,800	—	—	145,104	(2)
	02/18/2014				—	22,400	$30.23	213,201	(3)
	—	—	375,000	937,500
Randall R. Kirk	02/18/2014				4,500	—	—	136,035	(2)
	02/18/2014				—	21,000	$30.23	199,876	(3)
	—	—	335,000	837,500

(1)

Actual awards earned under our annual iComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in March 2015 for 2014 performance were as follows:

Actual Payouts Under Non-Equity Incentive Plan Awards
Mr. Dewey	2,012,000
Mr. Graziosi	1,130,000
Mr. Parish	675,000
Mr. Headly	570,000
Mr. Kirk	615,000

50	2015 PROXY STATEMENT

See “Compensation Discussion and Analysis—2014 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount.

(2)	Amounts represent the grant date fair value of restricted stock awards granted to the NEOs on February 18, 2014 determined in accordance with ASC 718.

(3)	Amounts represent the grant date fair value of stock option awards granted to the NEOs on February 18, 2014 determined in accordance with ASC 718.

(4)

Amounts represent the grant date fair value of restricted stock awards granted to Messrs. Dewey and Graziosi in connection with the entrance into their new employment agreements on April 15, 2014 determined in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding the stock options and stock awards held by the NEOs as of December 31, 2014.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Lawrence E. Dewey	395,739(1)	—	12.66	9/30/2017
	715,128(1)	—	16.88	9/30/2017
	—	190,400(4)	23.58	3/24/2023
	—	151,200(5)	30.23	2/17/2024
					134,483	4,558,874
David S. Graziosi	8,496(2)	—	12.66	11/13/2017
	443,473(2)	—	16.88	11/13/2017
	—	58,800(4)	23.58	3/24/2023
	—	46,200(5)	30.23	2/17/2024
					72,893	2,471,073
David L. Parish	146,451(1)	—	12.66	9/30/2017
	345,922(1)	—	16.88	9/30/2017
	—	28,000(4)	23.58	3/24/2023
	—	23,800(5)	30.23	2/17/2024
					11,287	382,629
Michael G. Headly	91,889(1)	—	12.66	9/30/2017
	345,922(1)	—	16.88	9/30/2017
	—	25,200(4)	23.58	3/24/2023
	—	22,400(5)	30.23	2/17/2024
					10,367	351,411
Randall R. Kirk	13,500(1)	—	8.44	9/30/2017
	73,981(1)	—	12.66	9/30/2017
	106,437(1)	—	16.88	9/30/2017
	69,939(3)	—	8.44	10/21/2019
	133,471(3)	—	12.66	10/21/2019
	159,656(3)	—	16.88	10/21/2019
	—	25,200(4)	23.58	3/24/2023
	—	21,000(5)	30.23	2/17/2024
					10,067	341,271

(1)	The option became exercisable with respect to 20% of the underlying shares on each of August 7, 2008, August 7, 2009, August 7, 2010, August 7, 2011 and August 7, 2012.

(2)	The option became exercisable with respect to 20% of the underlying shares on each of November 12, 2008, November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012.

2015 PROXY STATEMENT	51

(3)	The option became exercisable with respect to one-third of the underlying shares on October 1, 2010, October 1, 2011 and October 1, 2012.

(4)	The option vests with respect to 100% of the underlying shares on December 15, 2015.

(5)	The option vests with respect to 100% of the underlying shares on December 1, 2016.

(6)	Includes unvested restricted stock, RSUs and dividend equivalents earned on unvested RSU awards.

(7)

Calculated by multiplying the number of restricted stock, RSUs and dividend equivalents that have not vested by $33.90, the closing price of a share of our common stock on December 31, 2014 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:

	Vesting Date	Restricted Stock (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Dewey	12/15/2015	—	40,800	1,283
	12/01/2016	32,400	—	—
	01/31/2015	20,000	—	—
	01/31/2016	20,000	—	—
	01/31/2017	20,000	—	—
Mr. Graziosi	12/15/2015	—	12,600	393
	12/01/2016	9,900	—	—
	01/31/2015	17,500	—	—
	01/31/2016	17,500	—	—
	01/31/2017	15,000	—	—
Mr. Parish	12/15/2015	—	6,000	187
	12/01/2016	5,100	—	—
Mr. Headly	12/15/2015	—	5,400	167
	12/01/2016	4,800	—	—
Mr. Kirk	12/15/2015	—	5,400	167
	12/01/2016	4,500	—	—

Options Exercised and Stock Vested during 2014

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Lawrence E. Dewey	1,695,997	28,639,286	144,796	4,868,042
David S. Graziosi	363,884	6,517,979	87,912	2,955,601
David L. Parish	120,000	2,046,167	36,196	1,216,910
Michael G. Headly	231,300	4,091,881	36,196	1,216,910
Randall R. Kirk	40,943	858,783	42,033	1,413,149

(1)	Includes RSUs and dividend equivalents that vested on December 15, 2014, as follows:

	RSUs (#)	Dividend Equivalents (#)
Mr. Dewey	139,999	4,797
Mr. Graziosi	85,000	2,912
Mr. Parish	35,000	1,196
Mr. Headly	35,000	1,196
Mr. Kirk	40,643	1,390

52	2015 PROXY STATEMENT

Pension Benefits for 2014

The following table sets forth information regarding the accrued pension benefits for the NEOs for 2014 under our defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence E. Dewey	Allison Transmission Retirement Program for Salaried Employees	7.4	280,669	—
David L. Parish	Allison Transmission Retirement Program for Salaried Employees	7.4	313,242	—
Michael G. Headly	Allison Transmission Retirement Program for Salaried Employees	7.4	312,368	—
Randall R. Kirk	Allison Transmission Retirement Program for Salaried Employees	7.4	270,640	—

Messrs. Dewey, Parish, Headly and Kirk participate in our defined benefit plan. Mr. Graziosi did not commence service with our predecessor prior to January 1, 2007 and is therefore not eligible to participate in our defined benefit plan. For a description of this plan see “Compensation Discussion and Analysis—Defined Benefit Plans” above.

For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the pension plan, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Nonqualified Deferred Compensation for 2014

The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2014 under our Deferred Compensation Plan. For a description of this plan see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Lawrence E. Dewey	40,000	32,000	7,190	—	174,164
David S. Graziosi	28,750	23,000	11,787	—	135,906
David L. Parish	475,664	15,333	23,899	—	634,831
Michael G. Headly	71,688	14,667	7,721	—	135,519
Randall R. Kirk	16,667	13,333	2,997	—	74,143

(1)	The amounts shown in this column are reported in the Summary Compensation Table for 2014 as follows:

	Amount Reported in the Summary Compensation Table as part of Salary ($)	Amount Reported in the Summary Compensation Table as part of Non- Equity Incentive Plan Compensation ($)
Mr. Dewey	40,000	—
Mr. Graziosi	28,750	—
Mr. Parish	57,500	418,164
Mr. Headly	55,000	16,688
Mr. Kirk	16,667	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2014 as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

2015 PROXY STATEMENT	53

(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:

	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2014 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2013 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2012 ($)
Mr. Dewey	72,000	70,875	15,000
Mr. Graziosi	51,750	51,750	12,750
Mr. Parish	490,997	105,533	9,000
Mr. Headly	86,355	29,250	7,800
Mr. Kirk	30,000	29,250	7,800

Potential Payments upon Termination or Change-in-Control

Messrs. Dewey and Graziosi each have an agreement which provides for severance benefits upon termination of employment. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment effective as of December 31, 2014 (i) by us without cause, (ii) due to the executive’s death or disability, (iii) due to our nonextension of the executive’s employment term, (iv) due to the executive’s resignation for good reason or (v) due to the executive’s retirement, Messrs. Dewey and Graziosi would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause, Resignation for Good Reason or Non-Extension of Term by Company ($)	Termination Due to Death or Disability ($)	Termination Upon Retirement ($)
Lawrence E. Dewey	Salary	2,400,000	1,600,000	—
	Bonus	4,512,000	3,008,000	—
	Stock Options (Accelerated)(1)	2,519,832	1,449,693	1,449,693
	RSUs (Accelerated)(2)	1,426,614	927,227	927,227
	Restricted Stock (Accelerated)(3)	1,098,360	341,616	341,616
	Benefit continuation(4)	55,289	117,833	35,512

	Total	12,012,095	7,444,369	2,754,048

David S. Graziosi	Salary	1,725,000	1,150,000	—
	Bonus	2,725,000	1,816,667	—
	Stock Options (Accelerated)(1)	776,370	447,135	447,135
	RSUs (Accelerated)(2)	440,463	286,279	286,279
	Restricted Stock (Accelerated)(3)	335,610	104,383	104,383
	Benefit continuation(4)	55,289	99,406	35,512

	Total	6,057,732	3,903,870	873,309

(1)

Amounts represent the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $33.90, the closing price of our common stock on the NYSE on December 31, 2014, multiplied by the number of shares of common stock underlying “in-the-money” options.

(2)

Amount represents the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $33.90, the closing price of our common stock on the NYSE on December 31, 2014.

(3)

Amount represents the value of unvested restricted stock held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested restricted stock that would vest by $33.90, the closing price of our common stock on the NYSE on December 31, 2014.

54	2015 PROXY STATEMENT

(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

Messrs. Headly, Kirk and Parish each have a CiC Agreement which provides for severance benefits upon a termination of employment by us without cause or by the executive for good reason, in either case, within two years following a change in control. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment in the event of a change in control had occurred on December 31, 2014, Messrs. Headly, Kirk and Parish would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or for Good Reason ($)
David L. Parish	Salary	770,000
	Bonus	770,000
	Stock Options (Accelerated)(1)	376,306
	RSUs (Accelerated)(2)	209,739
	Restricted Stock (Accelerated)(3)	172,890

	Total	2,298,935
Michael G. Headly	Salary	750,000
	Bonus	750,000
	Stock Options (Accelerated)(1)	342,272
	RSUs (Accelerated)(2)	188,721
	Restricted Stock (Accelerated)(3)	162,720

	Total	2,193,713
Randall R. Kirk	Salary	670,000
	Bonus	670,000
	Stock Options (Accelerated)(1)	337,134
	RSUs (Accelerated)(2)	188,721
	Restricted Stock (Accelerated)(3)	152,550

	Total	2,018,405

(1)

Amounts represent the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $33.90, the closing price of our common stock on the NYSE on December 31, 2014, multiplied by the number of shares of common stock underlying “in-the-money” options.

(2)

Amount represents the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $33.90, the closing price of our common stock on the NYSE on December 31, 2014.

(3)

Amount represents the value of unvested restricted stock held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested restricted stock that would vest by $33.90, the closing price of our common stock on the NYSE on December 31, 2014.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2014, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2014 Compensation Decisions—Base Compensation.”

2015 PROXY STATEMENT	55

Director Compensation

For 2014, Directors who are employees of the Company (Mr. Dewey) and certain members of the Board who were employees of Carlyle and Onex (Messrs. Bernasek, Gilis, Ledford and Mersky) received no additional compensation for serving on our Board or its committees. Mr. Mersky resigned from the Board on August 7, 2014.

During 2014, we provided the following compensation to our non-employee members of the Board, which included Messrs. Denison, Everitt, Rabaut and Raborn and General Reynolds:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
David Denison	—	184,986	184,986
David Everitt(1)	28,125	103,125	131,250
Thomas Rabaut	—	174,975	174,975
Francis Raborn	30,000	174,975	204,975
Richard V. Reynolds	95,000	99,994	194,994

(1)	Mr. Everitt was appointed to the Board in August 2014, and received pro-rated compensation.

(2)	Amounts represent the cash payments paid for committee service and the portion of the director’s annual retainer elected to be received in cash.

(3)

Represents the grant date fair value of stock awards in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by $28.85, the closing price for a share of our common stock as reported by the NYSE on May 9, 2014, for Messrs. Denison, Rabaut and Raborn and General Reynolds and $29.47, the closing price for a share of our common stock as reported by the NYSE on August 8, 2014, for Mr. Everitt, and include the portion of the director’s annual retainer fees elected to be received in shares of our common stock, annual equity award elected to be received in RSUs and DSUs elected to be received under our Director Deferred Compensation Plan, as follows:

Name	Common Stock Representing Annual Retainer (#)	RSUs Representing Annual Equity Award (#)	DSUs (#)
Mr. Denison	—	—	6,412
Mr. Everitt	1,590	—	1,908
Mr. Rabaut	3,466	2,599	—
Mr. Raborn	3,466	2,599	—
General Reynolds	—	—	3,466

(4)	As of December 31, 2014, Messrs. Denison, Everitt, Rabaut and Raborn and General Reynolds had the following number of RSUs, stock options and DSUs outstanding:

Name	RSUs (#)	Stock Options (#)	DSUs (#)
Mr. Denison	—	—	13,995
Mr. Everitt	—	—	1,923
Mr. Rabaut	2,630	—	—
Mr. Raborn	2,630	127,322	—
General Reynolds	—	—	7,699

The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards. Messrs. Bernasek, Gilis, Ledford and Mersky did not have any outstanding RSUs, stock options or DSUs as of December 31, 2014.

56	2015 PROXY STATEMENT

Director Compensation Policy

Under our Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director who is not a representative of Carlyle or Onex, as well as Mr. Rabaut, receives:

•

an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation and Nominating and Corporate Governance Committees and as an outside director on our Government Security Committee; and

•	an annual equity award.

For their service as members of our Board during 2014, each director eligible for compensation received an annual retainer of $100,000, $75,000 of which is payable, at the director’s election, either 100% in fully vested common stock granted under the 2011 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), or 50% in fully vested common stock (valued as described above) and 50% in cash, and $25,000 of which is payable in fully vested common stock (valued as described above). For service as a member of the Compensation or Nominating and Corporate Governance Committees, each committee member received an annual cash retainer of $5,000. The annual cash retainer for service as an outside director on our Audit or Government Security Committee and for service as the chair of our Government Security, Compensation or Nominating and Corporate Governance Committees is $10,000. The annual cash retainer for service as the chair of our Audit Committee is $20,000. Each director eligible for compensation also received an annual equity award of $75,000 payable 100% in RSUs granted under the 2011 Plan (with the number of shares subject to the RSU based on the closing price of our common stock on the NYSE on the date of grant). RSUs payable in connection with the annual equity award vest on the date of our next regular annual meeting of stockholders in the year following the year of grant, with the amount vesting based on the number of meetings attended by the director during the applicable year. Vesting is accelerated upon a change in control or the director’s separation from service on the Board. Directors may elect to receive deferred stock units under our Non-Employee Director Deferred Compensation Plan, or the Director Deferred Compensation Plan, in lieu of (i) some or all of the fully vested stock awards constituting the annual retainer for Board services, (ii) all of the cash received for committee or committee chair services, and (iii) some or all of the RSUs constituting the annual equity award, which will be subject to the same vesting requirements described above. The Lead Director receives $15,000.

2015 Director Compensation

For their service as members of our Board during 2015, all non-employee directors will receive an annual retainer of $75,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2011 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash. For service as a member of the Compensation or Nominating and Corporate Governance Committees, each committee member will receive an annual cash retainer of $5,000. The annual cash retainer for service as an outside director on our Audit or Government Security Committee and for service as the chair of our Government Security, Compensation or Nominating and Corporate Governance Committees is $10,000. The annual cash retainer for service as the chair of our Audit Committee is $20,000. Each non-employee director will also receive an annual equity award of $100,000 payable 100% in RSUs granted under the 2011 Plan (with the number of shares subject to the RSU based on the closing price of our common stock on the NYSE on the date of grant). The Lead Director will receive $15,000.

Director Deferred Compensation Plan

We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive deferred stock under the Director Compensation Policy. Shares of deferred stock received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each share of deferred stock represents the right to receive one share of our common stock, or an equivalent amount of cash.

2015 PROXY STATEMENT	57

Stockholder Proposals at 2016 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders must be received no later than December 4, 2015. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.

Notice of any director nomination or other proposal that a stockholder intends to present at the 2016 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than the close of business on January 15, 2016 and not later than the close of business on February 14, 2016. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2016 annual meeting of stockholders. A copy of the Bylaw provisions may be obtained by contacting our General Counsel and Secretary.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

58	2015 PROXY STATEMENT

Appendix A: Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan

ALLISON TRANSMISSION HOLDINGS, INC.

2015 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Allison Transmission Holdings, Inc., a Delaware corporation (the “Company”), by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1           “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan that have been delegated to one or more persons pursuant to Section 11.6, or that the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2           “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3           “Applicable Law” shall mean the applicable provisions of the Code, the Securities Act, the Exchange Act and any other federal, state or foreign corporate, securities or tax or other laws, rules, requirements or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded and any other applicable law.

2.4           “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.5           “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6           “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

APPENDIX A	A-1

2.7           “Award Limit” shall mean with respect to Awards that are denominated in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.8           “Board” shall mean the Board of Directors of the Company.

2.9           “Change in Control” shall mean and includes each of the following:

(a)           A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)           During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or Section 2.9(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)           Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)           After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)           A liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in the Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

A-2	APPENDIX A

2.10           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.11           “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board, appointed as provided in Section 11.1.

2.12           “Common Stock” shall mean the common stock of the Company.

2.13           “Company” shall have the meaning set forth in Article 1.

2.14           “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.15           “Covered Employee” shall mean any employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.16           “Director” shall mean a member of the Board, as constituted from time to time.

2.17           “Disability” shall mean at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Holder qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Holder has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean the Holder’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Holder or the Holder’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

2.18           “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2.

2.19           “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20           “Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

2.21           “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.22           “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.23           “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25           “Expiration Date” shall have the meaning given to such term in Section 12.1.

APPENDIX A	A-3

2.26           “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)           If the Common Stock is listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), national market system or automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)           If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)           If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.27           “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28           “Holder” shall mean a person who has been granted an Award.

2.29           “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30           “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31           “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.32           “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33           “Option Term” shall have the meaning set forth in Section 5.7.

2.34           “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or other incentive award granted under Section 8.1.

2.35           “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.36          “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)          The Performance Criteria that shall be used to establish Performance Goals may include but are not limited to: (i) earnings before interest, taxes, depreciation and amortization; (ii) operating

A-4	APPENDIX A

earnings; (iii) net earnings; (iv) income; (v) earnings before interest and taxes; (vi) total shareholder return; (vii) return on the Company’s assets; (viii) earnings or earnings per share; (ix) revenue; (x) share price performance; (xi) return on invested capital; (xii) operating income; (xiii) pre- or post-tax income; (xiv) net income; (xv) economic value added; (xvi) profit margins; (xvii) cash flow; (xviii) improvement in or attainment of expense or capital expenditure levels; (xix) improvement in or attainment of working capital levels; (xx) return on equity; (xxi) debt reduction; (xxii) gross profit; (xxiii) market share; (xxiv) cost reductions; (xxv) workforce satisfaction and diversity goals; (xxvi) workplace health and safety goals; (xxvii) product quality goals; (xxviii) employee retention; (xxix) customer satisfaction; (xxx) customer retention; or (xxxi) completion of key projects and strategic plan development and/or implementation, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)          The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges or other non-cash charges; (xviii) items relating to litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.

2.37          “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.

2.38          “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.39          “Performance Stock Unit” shall mean a Performance Award awarded under Section 8.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.40          “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.41          “Plan” shall have the meaning set forth in Article 1.

2.42          “Prior Plan” shall mean the 2011 Equity Incentive Award Plan of Allison Transmission Holdings, Inc. and the Equity Incentive Plan of Allison Transmission Holdings, Inc., as such plans may be amended from time to time.

2.43          “Prior Plan Award” shall mean an award outstanding under a Prior Plan as of the Effective Date.

2.44          “Restricted Stock” shall mean Common Stock awarded under Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

APPENDIX A	A-5

2.45          “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 7.

2.46          “Securities Act” shall mean the Securities Act of 1933, as amended.

2.47          “Shares” shall mean shares of Common Stock.

2.48          “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 9.

2.49          “Stock Appreciation Right Term” shall have the meaning set forth in Section 9.4.

2.50          “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.3.

2.51          “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.52          “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.53          “Termination of Service” shall mean:

(a)          As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)          As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c)          As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

A-6	APPENDIX A

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1          Number of Shares.

(a)          Subject to adjustment as provided in Section 3.1(b) and Section 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 15,304,837 and (ii) any Shares which as of the Effective Date are subject to awards under a Prior Plan which are forfeited or lapse unexercised and which following the Effective Date are not issued under a Prior Plan. From and after the effective date of the Plan, no future awards shall be granted under a Prior Plan; however, any Prior Plan Award shall continue to be subject to the terms and conditions of the applicable Prior Plan.

(b)          If any Shares subject to an Award are forfeited or expire, are converted to shares of another Person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 6.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to a stock-settled Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 6.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code

(c)          To the extent permitted by Applicable Law, Substitute Awards shall not reduce the Shares authorized for grant under the Plan.

3.2          Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3          Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2, the maximum aggregate number of Shares with respect to one or more Awards denominated in Shares that may be granted to any one person during any fiscal year of the Company shall be 750,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year of the Company with respect to one or more Awards payable in cash and not denominated in Shares shall be $6,000,000.

ARTICLE 4.

GRANTING OF AWARDS

4.1          Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2          Award Agreement.  Unless otherwise determined by the Administrator, each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and

APPENDIX A	A-7

the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3          Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b 3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4          At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Award Agreement shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5          Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

4.6          Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company shall be $500,000 (the “Director Limit”).

ARTICLE 5.

GRANTING OF OPTIONS

5.1          Granting of Options to Eligible Individuals.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2          Option Exercise Price.  The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.3          Option Vesting.

(a)          The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary or any other criteria, including Performance Goals or performance criteria, selected by the Administrator. At any time after grant of an Option, except as limited by the Plan, the Administrator may, in its sole discretion, and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

A-8	APPENDIX A

(b)          No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Award Agreement or by action of the Administrator before or after the grant of the Option, including action taken prior to the Effective Date. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of an Option which is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.4          Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.5          Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)          A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)          Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)          In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)          Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.

5.6          Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares unless determined otherwise by the Administrator, and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

5.7          Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term.

5.8          Expiration of Option Term:  Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the Automatic Exercise Date. In the discretion of the Administrator, payment of the exercise price of any such Option shall be

APPENDIX A	A-9

made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 5.8 shall not apply to an Option if the Holder of such Option experiences a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 5.8.

5.9          Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

5.10        Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 6.

AWARD OF RESTRICTED STOCK

6.1          Award of Restricted Stock.

(a)          The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)          The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

6.2          Rights as Stockholders. Subject to Section 6.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 6.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

6.3          Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Award Agreement, be subject to such restrictions and vesting

A-10	APPENDIX A

requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, Performance Goals or Performance Criteria selected by the Administrator, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Award Agreement. Unless determined otherwise by the Administrator, Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.4          Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, (i) if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration, and (ii) if a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Award Agreement.

6.5          Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in its sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

6.6          Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 7.

AWARD OF RESTRICTED STOCK UNITS

7.1          Grant of Restricted Stock Units.  The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

7.2          Purchase Price.  The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

7.3           Vesting of Restricted Stock Units.  At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

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7.4          Maturity and Payment.  At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator or expressly set forth in an applicable Award Agreement, and subject to compliance with Section 409A of the Code, the maturity date relating to each Restricted Stock Unit shall not occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 10.4, transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

7.5          No Rights as a Stockholder.  Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 8.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS

8.1          Performance Awards.  The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units and other Awards determined in the Administrator’s discretion from time to time, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to the attainment of Performance Criteria or other specific criteria, whether or not objective, determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator. Performance Awards, including Performance Stock Unit awards, may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator. The Administrator, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m) (“Performance-Based Compensation”). For the avoidance of doubt, nothing herein shall require the Committee to structure any awards in a manner intended to constitute Performance-Based Compensation and the Administrator shall be free, in its sole discretion, to grant Awards that are not intended to be Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, achievement of the Performance Criteria with respect to Awards intended to constitute Performance-Based Compensation shall be determined on the basis of Applicable Accounting Standards, to the extent applicable.

8.2          Dividend Equivalents.  Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

8.3          Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has

A-12	APPENDIX A

vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

8.4          Term.  The term of a Performance Award, Dividend Equivalent award and/or Stock Payment award shall be set by the Administrator in its sole discretion.

8.5          Purchase Price.  The Administrator may establish the purchase price of a Performance Award or shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

ARTICLE 9.

AWARD OF STOCK APPRECIATION RIGHTS

9.1          Grant of Stock Appreciation Rights.

(a)          The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)          A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Unless otherwise determined by the Administrator, and except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)          Notwithstanding the foregoing provisions of Section 9.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

9.2          Stock Appreciation Right Vesting.

(a)          The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)          No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right, the portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

APPENDIX A	A-13

9.3          Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)          A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)          Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)          In the event that the Stock Appreciation Right shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and

(d)          Full payment of the exercise price (if any) and applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 10.1 and 10.2.

9.4          Stock Appreciation Right Term.  The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise a vested Stock Appreciation Right, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 9.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 12.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

9.5          Payment.  Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 9 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

9.6          Expiration of Stock Appreciation Right Term:  Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the discretion of the Administrator, the Company or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 9.6 shall not apply to a Stock Appreciation Right if the Holder of such Stock Appreciation Right experiences a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 9.6.

A-14	APPENDIX A

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1        Payment.  The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) any other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2        Tax Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, withhold, or allow a Holder to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). Except as determined otherwise by the Administrator, the number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3        Transferability of Awards.

(a)          Except as otherwise provided in Section 10.3(b) and 10.3(c):

(i)          No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)          No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)          During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes

APPENDIX A	A-15

unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)          Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee without the consent of the Administrator other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)          Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

10.4        Conditions to Issuance of Shares.

(a)          Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares issuable pursuant to any Award or the exercise thereof, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with Applicable Law.

(b)          All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)          The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)          No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

A-16	APPENDIX A

(e)          Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5        Forfeiture and Claw-Back Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6        Minimum Vesting Provision.  Notwithstanding any other provision of the Plan to the contrary, Awards (other than cash-settled Awards) made to Employees, Directors or Consultants shall not vest earlier than the date that is one year following the date the Award is approved by the Administrator; provided, however, that, notwithstanding the foregoing, (a) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Holder’s death, Disability, Termination of Service (including retirement) or a Change in Control, and (b) Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 3.1 may be granted to any one or more Employees, Directors or Consultants without respect to such minimum vesting provisions.

ARTICLE 11.

ADMINISTRATION

11.1        Administrator.  The Compensation Committee of the Board (or another committee or a subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, the Compensation Committee of the Board (or another committee or subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Compensation Committee of the Board (or another committee or subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2        Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award

APPENDIX A	A-17

Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.5 or Section 12.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b 3 of the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3        Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4        Authority of Administrator.  Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)        Designate Eligible Individuals to receive Awards;

(b)        Determine the type or types of Awards to be granted to Eligible Individuals;

(c)        Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)        Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any Performance Goals or Performance Criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)        Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)          Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)         Decide all other matters that must be determined in connection with an Award;

(h)         Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)          Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j)          Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)         Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2(d).

A-18	APPENDIX A

11.5        Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan and any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

11.6        Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act (b) Covered Employees or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

11.7        Prohibition on Repricing.  Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1        Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2, increase the limit imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan or amend or modify the Plan in a manner requiring stockholder approval under Applicable Law. Except as provided in Sections 10.5 and 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of February 18, 2015 (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

12.2        Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)          In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Sections 3.1 and 3.3 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

APPENDIX A	A-19

(b)           In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)          To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)          To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)         To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)         To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)          To provide that the Award cannot vest, be exercised or become payable after such event.

(c)           In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12.2(a) or 12.2(b), the Administrator shall equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, the grant of new Awards to participants, and/or the making of a cash payment to participants, as the Administrator deems appropriate to reflect such Equity Restructuring. The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company; provided that whether an adjustment is equitable shall be determined in the discretion of the Administrator.

(d)           In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award upon the Change in Control, such Award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such Award shall lapse as of immediately prior to the consummation of such Change in Control. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

(e)           The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

A-20	APPENDIX A

(f)         With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)        The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)        No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(i)         In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3        Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the initial adoption of the Plan. If the Plan is not approved by the Company’s stockholders, (i) it will not become effective and (ii) no Awards shall be granted thereunder.

12.4        No Stockholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

12.5        Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6        Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) except as otherwise provided in the final sentence of Section 3.1(a), to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7        Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded

APPENDIX A	A-21

hereunder are subject to compliance with all Applicable Law (including but not limited to margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8        Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9        Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.10        Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

12.11        No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

12.12        Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.13        Indemnification.  To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

A-22	APPENDIX A

12.14        Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.15        Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

*  *  *  *  *

APPENDIX A	A-23

Appendix B: Allison Transmission Holdings, Inc. 2016 Incentive Plan

ALLISON TRANSMISSION HOLDINGS, INC.

2016 INCENTIVE PLAN

SECTION 1.    PURPOSE

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

SECTION 2.    DEFINITIONS

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)    “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)    “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or Compensation Committee shall designate from time to time.

(e)    “Common Stock” means the common stock of the Company and such other class of stock into which such common stock is hereafter converted or exchanged.

(f)    “Company” means Allison Transmission Holdings, Inc.

(g)    “Equity Incentive Plan” means the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan, as amended from time to time.

(h)    “Participant” means (i) each executive officer of the Company and (ii) each other employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

(i)    “Performance-Based Compensation” means any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(j)    “Performance Period” means each fiscal year of the Company or another period as designated by the Committee.

(k)    “Plan” means this Allison Transmission Holdings, Inc. 2016 Incentive Plan, as set forth herein and as may hereafter be amended from time to time.

(l)    “Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests.

APPENDIX B	B-1

SECTION 3.    AWARDS

(a)    Performance Criteria. The Committee may establish the performance objective or objectives that must be satisfied in order for a Participant to receive an award for a Performance Period or may make discretionary payments from the Plan. Performance objectives may be based upon the relative or comparative achievement of performance criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the Committee for the applicable performance period, which performance criteria may include: earnings before interest, taxes, depreciation and amortization; operating earnings; net earnings; income; earnings before interest and taxes; total shareholder return; return on the Company’s assets; earnings or earnings per share; revenue; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; or completion of key projects and strategic plan development and/or implementation. As determined by the Committee in its sole discretion, performance objectives may be based on performance criteria other than as provided herein, except with respect to awards intended to qualify as Performance-Based Compensation. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries or products, or with respect to an individual. When establishing performance objectives for a Performance Period, the Committee may exclude any or all “extraordinary items,” including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance objectives for any Performance Period in its discretion, including in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(b)    Maximum Amount Payable. The maximum aggregate amount of cash that may be paid to any one Participant during any fiscal year of the Company under the Plan with respect to one or more awards payable in cash shall be US $6,000,000.

(c)    Termination of Employment. Unless otherwise determined by the Committee in its sole discretion or as set forth in a Participant’s employment agreement with the Company or a Subsidiary, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, such Participant shall forfeit all rights to any and all awards that have not yet been paid under the Plan.

(d)    Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under the Plan based on individual performance or conduct or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b). The Committee, in its sole discretion, may determine at any time an award is granted or at any time thereafter whether such award is intended to qualify as Performance-Based Compensation. For the avoidance of doubt, nothing herein shall require the Committee to structure any awards in a manner intended to constitute Performance-Based Compensation and the Committee shall be free, in its sole discretion, to grant awards that are not intended to be Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, achievement of the performance objectives with respect to awards intended to constitute Performance-Based Compensation shall be determined on the basis of Applicable Accounting Standards, to the extent applicable.

(e)    Form of Payment. Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 3(b)), the Committee shall have the right, in its discretion, to grant any award in cash, in shares of the Company’s Common Stock under the Equity Incentive Plan, in other awards under the Equity Incentive Plan or in any combination thereof, to any Participant up to the maximum award payable under Section 3(b), based on individual performance or any other criteria that the Committee deems appropriate, and any such award may be intended to qualify as Performance-Based Compensation as determined by the Committee in its sole discretion.

B-2	APPENDIX B

SECTION 4.    PAYMENT

Payment of any award amount from the Plan shall be made to each Participant as soon as practicable after the Committee determines the amount of any such award amount. The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock (including, but not limited to, restricted common stock or restricted stock units) or other awards under the Equity Incentive Plan, or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock or other awards, including conditioning the vesting of such shares or other awards on the performance of additional service.

SECTION 5.    GENERAL PROVISIONS

(a)    Administration. The Committee shall be responsible for the administration of the Plan. The Committee shall establish the performance objectives for any fiscal year or other Performance Period determined by the Committee in accordance with Section 3 and determine whether such performance objectives have been obtained. The Committee may prescribe, amend and rescind rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Committee under the Plan shall be exercised by the Committee in its sole discretion. Determinations, interpretations or other actions made or taken by the Committee under the Plan shall be final, binding and conclusive for all purposes and upon all persons. With respect to awards that are intended to qualify as Performance-Based Compensation, the Committee shall take all action with respect to such awards, and the individuals taking such action shall consist solely of two or more directors of the Company who are not also employees of the Company or any Subsidiary, each of whom is appointed by and holding office at the pleasure of the Board and each of whom is intended to qualify as an “outside director” for purposes of Section 162(m) of the Code.

(b)    Delegation by the Committee. All of the powers, duties and responsibilities of the Committee specified in this Plan may be exercised and performed by the Committee or any duly constituted committee thereof to the extent authorized by the Committee to exercise and perform such powers, duties and responsibilities, and any determination, interpretation or other action taken by such committee shall have the same effect hereunder as if made or taken by the Committee.

(c)    Tax Withholding. The Company and any Subsidiary shall have the power to withhold, or to require the Participant to remit to the Company or the applicable Subsidiary, an amount in cash sufficient to satisfy all U.S. federal, state, local and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any payment under the Plan.

(d)    No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ or retention of the Company or any Subsidiary.

(e)    Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

(f)    Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Company or any of its affiliates from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any award or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan.

(g)    Forfeiture of Award Amounts. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee shall have the right to provide, in an agreement evidencing an award under the Plan or otherwise, or to require a Participant to agree by a separate written or electronic document, that all award amounts shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable

APPENDIX B	B-3

law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in an agreement evidencing an award under the Plan, as applicable.

(h)    Amendment or Alteration. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan.

(i)    Approval of Plan by Stockholders; Effective Date. The Plan shall become effective on March 15, 2016, subject to the approval of the Company’s stockholders in 2015. If the Plan is not approved by the Company’s stockholders, (i) it will not become effective and (ii) no awards shall be granted under the Plan.

(j)    Severability. The holding of any provision of this Plan to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Plan, which shall remain in full force and effect.

(k)    Assignment. Except as otherwise provided in this Section 5(k), this Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant, his beneficiaries, or legal representatives; provided that nothing in this Section 5(k) shall preclude the Participant from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Plan shall be assignable by the Company to a Subsidiary or affiliate of the Company; to any corporation, partnership or other entity that may be organized by the Company, its general partners or its Participants as a separate business unit in connection with the business activities of the Company or Participants; or to any corporation, partnership or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation, partnership or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the Company’s business or assets may be sold, exchanged or transferred.

(l)    No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(m)    Headings. The Section headings appearing in this Plan are used for convenience of reference only and shall not be considered a part of this Plan or in any way modify, amend, or affect the meaning of any of its provisions.

(n)    Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.

(o)    Governing Law. This Plan and its enforcement shall be governed by, and construed in accordance with, the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

B-4	APPENDIX B

ALLISON TRANSMISSION HOLDINGS, INC. ONE ALLISON WAY INDIANAPOLIS, IN 46222

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Lawrence E. Dewey 02 Thomas W. Rabaut 03 Richard V. Reynolds
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.							☐	☐	☐
3.	Approval of the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan.							☐	☐	☐
4.	Approval of the Allison Transmission Holdings, Inc. 2016 Incentive Plan.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report to Security Holders, Notice & Proxy Statement is/are available at www.proxyvote.com .

     — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

ALLISON TRANSMISSION HOLDINGS, INC.

Annual Meeting of Stockholders

May 14, 2015 8:30 a.m., EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lawrence E. Dewey, David S. Graziosi and Eric C. Scroggins, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., EDT on May 14, 2015, at the Omni Severin Hotel, 40 West Jackson Place, Indianapolis, IN 46225 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all nominees for election to the Board of Directors, and “FOR” Proposals 2, 3 and 4, and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side